   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1999



                                                      REGISTRATION NO. 333-75951

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

                            AMB PROPERTY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     MARYLAND                                           94-3281941
         (STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                             505 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 394-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DAVID S. FRIES,
      CHIEF ADMINISTRATIVE OFFICER, MANAGING DIRECTOR AND GENERAL COUNSEL
                            AMB PROPERTY CORPORATION
                             505 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 394-9000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JEFFREY T. PERO, ESQ.
                             LAURA L. GABRIEL, ESQ.
                                LATHAM & WATKINS
                       505 MONTGOMERY STREET, SUITE 1900
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 391-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


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

          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT RESELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1999


PROSPECTUS

                            AMB PROPERTY CORPORATION


                         678,584 SHARES OF COMMON STOCK

                           $0.01 PAR VALUE PER SHARE

                            ------------------------


     This prospectus relates to up to 678,584 shares of common stock that may be offered for sale from time to time by the selling stockholders named in this prospectus. We are registering the shares of common stock to provide the holders with freely tradeable securities, but this registration does not necessarily mean that the selling stockholders will offer or sell the shares.



     We are filing the registration statement of which this prospectus is a part pursuant to a contractual obligation. We will not receive any proceeds from the sale of the shares but we have agreed to pay certain registration expenses.



     To facilitate maintenance of our qualification as a real estate investment trust for federal income tax purposes, subject to certain exceptions, we prohibit the ownership, actually or constructively, by any single person of more than 9.8% of the issued and outstanding shares of our common stock and more than 9.8% of the issued and outstanding shares of our Series A Preferred Stock. We will also prohibit, subject to certain exceptions, the ownership, actually or constructively, of any shares of our Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock by any single person so that no such person, taking into account all of our stock so owned by such person, may own in excess of 9.8% of our issued and outstanding capital stock.



     Our common stock is listed on the New York Stock Exchange under the symbol "AMB." On November 23, 1999, the last reported sales price of our common stock on the New York Stock Exchange was $20 per share.



     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE PAGE 3 OF THIS PROSPECTUS AND "BUSINESS RISKS" UNDER ITEM 5 OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1999, WHICH IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.


                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November   , 1999


     Neither AMB Property Corporation nor the selling stockholders have authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

                            ------------------------

                               TABLE OF CONTENTS


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
                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    1
FORWARD LOOKING STATEMENTS..................................    2
RISK FACTORS................................................    3
THE COMPANY.................................................    4
DESCRIPTION OF CAPITAL STOCK................................    7
DESCRIPTION OF CERTAIN PROVISIONS OF THE PARTNERSHIP
  AGREEMENT OF THE OPERATING PARTNERSHIP....................   24
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND
  BYLAWS....................................................   35
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...................   38
ERISA CONSIDERATIONS........................................   52
SELLING STOCKHOLDERS........................................   55
PLAN OF DISTRIBUTION........................................   56
LEGAL MATTERS...............................................   56
EXPERTS.....................................................   56



     AMB and its logo are registered service marks of AMB Property Corporation. Strategic Alliance Programs(TM), Development Alliance Program(TM), UPREIT Alliance Program(TM), Institutional Alliance Program(TM), Customer Alliance Program(TM) and Management Alliance Program(TM) are registered trademarks of AMB Property Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.



     We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

     - Annual Report on Form 10-K for the year ended December 31, 1998;


     - Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999;



     - the reports and financial statements for the Amberjack Portfolio, the Willow Lake Portfolio, the Willow Park Portfolio, National Distribution Portfolio and the Mahwah Portfolio from our Form 8-K filed on December 2, 1998;


     - Current Report on Form 8-K filed on January 7, 1999;

     - Current Report on Form 8-K filed on April 8, 1999;


     - Amendment to Current Report on Form 8-K/A filed on June 9, 1999;



     - Current Report on Form 8-K filed on June 15, 1999;



     - Current Report on Form 8-K filed on July 1, 1999;



     - Current Report on Form 8-K filed on August 19, 1999;



     - Current Report on Form 8-K filed on September 14, 1999;



     - Current Report on Form 8-K filed on October 15, 1999;



     - Amendment to Current Report on Form 8-K/A filed on November 16, 1999;



     - the reports and financial statements for the AMB Contributed Properties, the Boston Industrial Portfolio, the Jamesburg Property, Orlando Central Park, Totem Lake Malls, Dallas Warehouse Portfolio (Garland Industrial Portfolio), Twin Cities Office/Showroom Portfolio (Minnetonka Industrial Portfolio), Crysen Corridor Warehouse, Cabot Industrial Portfolio, Cabot Business Park, Manhattan Village Shopping Center, Weslayan Plaza and Silicon Valley R&D Portfolio and the pro forma financial statements from our Registration Statement on Form S-11 (No. 333-58107);

     - the description of our common stock contained in our Registration Statement on Form 8-A filed on October 28, 1997; and



     - all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the termination of the offering.


     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write AMB Property Corporation, 505 Montgomery Street, San Francisco, CA, Attention: Secretary (415/394-9000).


     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," or "our" mean AMB Property Corporation and its subsidiaries, including AMB Property, L.P. and its subsidiaries and, with respect to the period prior to AMB Property Corporation's initial public offering, AMB Property Corporation's predecessor, AMB Institutional Realty Advisors, Inc., and certain real estate investment funds, trusts, corporations and partnerships that prior to AMB Property Corporation's initial public offering owned properties that they contributed to AMB Property, L.P. We refer to AMB Property, L.P. as the "Operating Partnership". When we refer to our "Charter" we mean AMB Property Corporation's Articles of Incorporation, as amended and supplemented from time to time.


                           FORWARD-LOOKING STATEMENTS


     Some of the information included and incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our (including certain of our subsidiaries') capital resources, portfolio performance and results of operations. Likewise, the pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. In addition, all statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. There is no assurance that the events or circumstances reflected in forward-looking statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely upon them as predictions of future events. There is no assurance that the events or circumstances reflected in forward-looking statements will be achieved or occur. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties we have contracted to sell or to timely reinvest proceeds from any such divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed below under "Business Risks" under Item 5 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, which is incorporated by reference into this prospectus, as updated by our subsequent Exchange Act filings, and other similar statements contained in this prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only.



                                  RISK FACTORS



     Before you invest in our common stock, you should be aware that purchasing or owning our common stock involves various risks, including those described under "Business Risks" under Item 5 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, which is incorporated by reference into this prospectus, as updated by our subsequent Exchange Act filings. You should consider carefully these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

                                  THE COMPANY

GENERAL


     We are one of the largest publicly-traded real estate companies in the United States. As of September 30, 1999, we owned and operated industrial buildings and retail centers totaling 67.4 million square feet located in 26 markets nationwide. As of September 30, 1999, we owned 692 industrial buildings, principally warehouse distribution buildings, aggregating 63.8 million rentable square feet, which were 96.7% leased, and 17 retail centers, principally grocer-anchored community shopping centers, aggregating 3.6 million rentable square feet, which were 92.0% leased. In addition, as of the same date we had an interest in one consolidated, joint venture that owns 36 industrial buildings aggregating 4.0 million square feet and we operated properties aggregating 3.7 million, 0.4 million, and 0.1 million square feet of industrial, retail, and other properties, respectively, on behalf of investment management clients. We currently expect that the substantial majority of our acquisition activities going forward will be in industrial properties. We own substantially all of our assets, and conduct substantially all of our business, through the Operating Partnership and its subsidiaries.



     AMB Property Corporation was organized in November 1997 and commenced operations upon the completion of the initial public offering on November 26, 1997. We operate as a self-administered and self-managed real estate company and believe that we have qualified and that we will continue to qualify as a REIT for federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed REIT, our own employees perform our administrative and management functions, rather than our relying on an outside manager for these services.


STRATEGIC ALLIANCE PROGRAMS

     We believe that our strategy of forming strategic alliances with local and regional real estate experts improves our operating efficiency and flexibility, strengthens customer satisfaction and retention and, most importantly, provides us with growth opportunities. Additionally, our strategic alliances with institutional investors enhance our access to private capital and our ability to finance transactions.

     Our six Strategic Alliance Programs can be grouped into two categories:

     - Operating Alliances, which allow us to form relationships with local or regional real estate experts, thereby becoming their ally rather than their competitor; and

     - Investment Alliances, which allow us to establish relationships with a variety of capital sources.

     OPERATING ALLIANCES


     - BROKER ALLIANCE PROGRAM: Through our Broker Alliance Program, we work closely with top local leasing companies in each of our markets, which brokers provide us with access to high quality tenants and local market knowledge.



     - CUSTOMER ALLIANCE PROGRAM: Through our Customer Alliance Program, we seek to build long-term working relationships with major tenants. We are committed to working with our tenants, particularly our larger tenants with multi-site requirements, to make their property searches as efficient as possible. During the quarter ended September 30, 1999, we acquired one industrial building aggregating 0.7 million square feet, sourced through our Customer Alliance Program.



     - DEVELOPMENT ALLIANCE PROGRAM: Our strategy for our Development Alliance Program is to form alliances with development firms with a strong local presence and expertise. As of September 30, 1999, over 84% of our development projects were being developed by our Development Alliance Partners.



     - MANAGEMENT ALLIANCE PROGRAM: Our strategy for our Management Alliance Program is to develop close relationships with, and outsource property management to, local property managers that we believe are among the best in their respective markets. Our alliances with local property managers increase our flexibility, reduce our overhead expenses and improve our customer service. In addition, these alliances provide us with local market information related to tenant activity and acquisition opportunities. During the quarter ended September 30, 1999, we acquired nine industrial buildings, aggregating 0.4 million square feet, sourced through our Management Alliance Program.



     INVESTMENT ALLIANCES



     - INSTITUTIONAL ALLIANCE PROGRAM: Our strategy for our Institutional Alliance Program is to form alliances with institutional investors. Our alliances with institutional investors provide us with access to private capital, including during those times when the public markets are less attractive, as well as providing us with a source of incremental fee income and investment returns.



     - UPREIT ALLIANCE PROGRAM: Through our UPREIT Alliance Program, we issue limited partnership units in the Operating Partnership to certain property owners in exchange for properties, thus providing additional growth for our portfolio.



AMB INVESTMENT MANAGEMENT, INC. AND HEADLANDS REALTY CORPORATION



     AMB Investment Management provides real estate investment management services on a fee basis to certain of its clients which did not participate in our formation transactions. We presently intend to co-invest with clients of AMB Investment Management, to the extent such clients commit new investment capital, through partnerships, limited liability companies and joint ventures. We generally use a co-investment formula with each client whereby we will own at least a 20% interest in all ventures. As of September 30, 1999, we had consummated five co-investment transactions through one partnership. Headlands Realty Corporation invests in properties and entities that engage in the management, leasing and development of properties and similar activities. As of September 30, 1999, Headlands Realty Corporation had participated in three property acquisition transactions and had acquired a fifty percent (50%) interest in an entity that engages in the management, leasing and development of properties and similar activities.


RECENT DEVELOPMENTS


     Sale of Series D Preferred Units by AMB Property II, L.P. On May 5, 1999, AMB Property II, L.P. completed a private placement of 1,595,337 7.75% Series D Cumulative Redeemable Preferred Units at a price of $50.00 per unit. See "Description of Capital Stock -- Preferred Stock -- Series D Preferred Stock." AMB Property II, L.P. used the net proceeds of approximately $77.8 million to make a loan to the operating partnership in the amount of approximately $20.1 million and to purchase an unconsolidated joint venture interest for a price of approximately $57.7 million from the operating partnership. The loan bears interest at a rate of 7.0% per annum and is payable upon demand. The operating partnership used the funds to repay borrowings under the credit facility and for general corporate purposes.



     Sale of Series E Preferred Units by AMB Property II, L.P. On August 31, 1999, AMB Property II, L.P. completed a private placement of 220,440 7.75% Series E Cumulative Redeemable Preferred Units at a price of $50.00 per unit. See "Description of Capital Stock -- Preferred Stock -- Series E Preferred Stock." AMB Property II, L.P. used the gross proceeds of approximately $11.0 million to pay placement fees, transaction expenses and to repay approximately $10.8 million in loans made to it by the operating partnership. The operating partnership used the funds to pay approximately $10.0 million in partial repayment of amounts outstanding under our unsecured credit facility and for general corporate purposes.



     BPP Retail, LLC Transactions. On March 9, 1999, we signed three separate definitive agreements with BPP Retail, LLC, a co-investment entity between Burnham Pacific Properties and the California Public Employees' Retirement System, pursuant to which, if fully consummated, BPP Retail, LLC would have acquired up to 28 of our retail shopping centers, totaling approximately 5.1 million square feet for an aggregate price of $663.4 million. The sale of three of the properties was subject to the consent of one of our joint venture partners, which did not consent to the sale of these properties. As a result, the price with respect to the

25 remaining properties, totaling approximately 4.3 million square feet, is approximately $560.3 million. We intend to dispose of the remaining three properties or our interests in the joint ventures through which we hold the properties.



     Pursuant to the agreements, BPP Retail, LLC will acquire the 25 centers in separate transactions. Under the agreements, we have the right to extend the closing dates for a period of up to either 20 or 50 days. We have exercised this right with respect to the first and second transactions, which closed on June 15, 1999 and August 4, 1999, respectively. Pursuant to the closings of the first and second transactions, BPP Retail acquired 21 retail shopping centers, totaling approximately 3.5 million square feet, for an aggregate price of approximately $453.2 million. We used the proceeds from the first and second transactions to repay secured debt related to the properties divested of approximately $55.5 million, to pay approximately $210.0 million in partial repayment of amounts outstanding under our unsecured credit facility, to pay transaction expenses, for potential acquisitions and for general corporate purposes. The divestitures resulted in an aggregate gain of approximately $33.1 million and an extraordinary loss of approximately $2.9 million, consisting of prepayment penalties with an offset for the write-off of debt premiums related to the indebtedness extinguished. We currently expect the third transaction to close on or about December 1, 1999.



     Although the remaining transaction with BPP Retail, LLC does not have a discretionary due diligence period, it is subject to certain customary closing conditions, which are generally applied on a property-by-property basis. Burnham Pacific Properties has announced that it has received and is reviewing a merger proposal. We do not believe that the remaining contractual obligations of BPP Retail, LLC with respect to the purchase of the retail centers will be affected by any resulting merger. BPP Retail, LLC has posted a deposit of $8.4 million on the remaining transaction. BPP Retail, LLC's liability in the event of its default under a definitive agreement is limited to its deposit. Although we believe that the remaining transaction with BPP Retail, LLC is probable, the transaction might not close as scheduled or close at all, and it is possible that the transaction may close with respect to just a portion of the properties currently subject to the agreement.



     We intend to use the proceeds of approximately $107.1 million from the divestiture of the remaining four retail centers to BPP Retail, LLC in the third transaction to partially repay amounts outstanding under our unsecured credit facility, to pay transaction expenses, for potential acquisitions and for general corporate purposes.



     In addition, we entered into a definitive agreement, subject to a financing condition, with Burnham Pacific Properties, pursuant to which, if fully consummated, Burnham Pacific Properties would have acquired up to six additional retail centers, totaling approximately 1.5 million square feet, for approximately $284.4 million. On June 30, 1999, this agreement was terminated pursuant to its terms as a result of Burnham Pacific's decision not to waive the financing condition. We currently intend to dispose of five of these retail properties, either on an individual or portfolio basis, or out interest in the joint venture which holds one of the five properties.



     In connection with the BPP Retail, LLC transactions, we have granted the California Public Employee's Retirement System an option to purchase up to 2,000,000 shares of our common stock for an exercise price of $25.00 per share that the California Public Employees' Retirement system may exercise on or before March 31, 2000. We have registered the 2,000,000 shares of common stock issuable upon exercise of the option.



     AMB Institutional Alliance REIT I, Inc. On September 24, 1999, AMB Institutional Alliance REIT I, Inc. issued and sold shares of its capital stock to several third party investors. AMB Institutional Alliance REIT I, Inc. acquired a limited partnership interest in AMB Institutional Alliance Fund I, L.P., which is engaged in the acquisition, ownership, operation, management, renovation, expansion and development of primarily industrial buildings in target markets nationwide. The Operating Partnership is the managing general partner of AMB Institutional Alliance Fund I, L.P. and, together with one of our affiliates, owns approximately 30.1% of the partnership interests of AMB Institutional Alliance Fund I, L.P.

                          DESCRIPTION OF CAPITAL STOCK


     We have summarized certain terms and provisions of our capital stock in this section. This summary is not complete. For more detail you should refer to the Maryland General Corporation Law, our Charter and our Bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."


COMMON STOCK


     Our Charter provides that we are authorized to issue 500,000,000 shares of common stock, $.01 par value per share. As of November 1, 1999, we had 86,576,641 shares of common stock issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders generally for a vote, including the election of directors. Except as otherwise required by law and except as provided in any resolution adopted by the Board of Directors establishing any other class or series of stock, the holders of common stock possess the exclusive voting power, subject to the provisions of the Charter regarding the ownership of shares of common stock in excess of the ownership limit or any other limit specified in the Charter, or otherwise permitted by the Board of Directors. Holders of shares of common stock do not have any conversion, exchange, sinking fund, redemption or appraisal rights or any preemptive rights to subscribe for any of our securities or cumulative voting rights in the election of directors. All shares of common stock that are issued and outstanding are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series or classes of stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (see "-- Preferred Stock"), and to the provisions of the Charter regarding ownership of shares of common stock in excess of the ownership limit, or such other limit specified in the Charter or as otherwise permitted by the Board of Directors, we may pay distributions to the holders of shares of common stock if and when authorized and declared by the Board of Directors out of funds legally available for distribution. We intend to continue to make quarterly distributions on outstanding shares of common stock.



     Under the Maryland General Corporation Law, stockholders are generally not liable for our debts or obligations. If we liquidate, subject to the right of any holders of preferred stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (see "-- Preferred Stock") to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of the Operating Partnership.


     Subject to the provisions of our Charter regarding the ownership of shares of common stock in excess of the ownership limit, or such other limit specified in the Charter, or as otherwise permitted by the Board of Directors as described below, all shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights.


     Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Under the Maryland General Corporation Law, the term "substantially all of the Company's assets" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Our Charter does not provide for a lesser percentage in any of the above situations.


     Our Charter authorizes the Board of Directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

PREFERRED STOCK


     Our Charter provides that we are authorized to issue 100,000,000 shares of preferred stock, $.01 par value per share, of which 4,600,000 shares are of a separate class designated as Series A Preferred Stock, 1,300,000 shares are of a separate class designated as Series B Preferred Stock, 2,200,000 shares are of a separate class designated as Series C Preferred Stock, 1,595,337 shares are of a separate class designated as Series D Preferred Stock and 220,440 shares are of a separate class designated as Series E Preferred Stock. The Series B Preferred Stock is issuable in exchange, on a one for one basis, subject to adjustment, for the Series B Preferred Units. The Series C Preferred Stock is issuable in exchange, on a one for one basis, subject to adjustment, for the AMB Property II Series C Preferred Units. The Series D Preferred Stock is issuable in exchange, on a one for one basis, subject to adjustment, for the AMB Property II Series D Preferred Units. The Series E Preferred Stock is issuable in exchange, on a one for one basis, subject to adjustments, for the AMB Property II Series E Preferred Units. We have 4,000,000 shares of Series A Preferred Stock issued and outstanding. We have 1,300,000 shares of Series B Preferred Stock, 2,200,000 shares of Series C Preferred Stock, 1,595,337 shares of Series D Preferred Stock and 220,440 shares of Series E Preferred Stock reserved for issuance but not issued or outstanding. We may issue additional shares of preferred stock from time to time, in one or more classes, as authorized by the Board of Directors. Prior to the issuance of shares of each class of preferred stock, the Board of Directors is required by the Maryland General Corporation Law and the Charter to fix for each class the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Directors has the power to establish the preferences, powers and rights of each class of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance of preferred stock could have the effect of delaying or preventing a change of control that might involve a premium price for holders of shares of common stock or otherwise be in their best interest.


     Series A Preferred Stock. The Series A Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series A Preferred Stock;

     - junior to all equity securities issued by us which rank senior to the Series A Preferred Stock; and


     - on a parity with all equity securities issued by us (including any Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities.



     Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 8 1/2% of the liquidation preference per annum (equivalent to $2.125 per annum per share of Series A Preferred Stock). Dividends on the Series A Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series A Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the Series A Preferred Stock, nor may any common stock or any other equity securities ranking junior to or on a parity with the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series A Preferred Stock and pursuant to the provisions of our Charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any other equity securities ranking on a parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other equity securities ranking on a parity with the Series A Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series A Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.


     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series A Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

     If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

     The Series A Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. We cannot redeem the Series A Preferred Stock prior to July 27, 2003. On and after July 27, 2003, we can redeem the Series A Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series A Preferred Stock. See "-- Restrictions on Ownership and Transfer of Capital Stock."

     Holders of Series A Preferred Stock have no voting rights, except as described below. If we do not pay dividends on the Series A Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we have eliminated all dividend arrearages with respect to the Series A Preferred Stock. So long as any shares of Series A Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series A Preferred Stock (the Series A Preferred Stock voting separately as a class):

     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Preferred Stock;

     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series A Preferred Stock;

     - create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock; or

     - amend, alter or repeal the provisions of our Charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.

     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of Series A Preferred Stock (or shares issued by a surviving entity in substitution for shares of the Series A Preferred Stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series A Preferred Stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized Series A Preferred Stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

     In accordance with the terms of the Partnership Agreement, we contributed the net proceeds of the sale of the Series A Preferred Shares to the Operating Partnership and the Operating Partnership issued to us Series A Preferred Units that mirror the rights, preferences and other terms of the Series A Preferred Stock. The Operating Partnership is required to make all required distributions on the Series A Preferred Units prior to any distribution of cash or assets to the holders of any other Units or any other equity interests in the Operating Partnership, except for any other series of preferred Units ranking on a parity with the Series A Preferred Units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership. The Operating Partnership has no preferred Units, other than the Series A Preferred Units and the Series B Preferred Units, outstanding or any other equity interests ranking prior to any other Units or any other equity interests in the Operating Partnership.

     Series B Preferred Stock. We currently have no shares of Series B Preferred Stock issued or outstanding. The Series B Preferred Stock is issuable upon exchange of the Series B Preferred Units, as described under "Description of Certain Provisions of the Partnership Agreement of the Operating
Partnership -- Series B Preferred Units -- Exchange Rights." The Series B Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series B Preferred Stock;

     - junior to all equity securities issued by us which rank senior to the Series B Preferred Stock; and


     - on a parity with all equity securities issued by us (including the Series A Preferred Stock and any Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities.

     If ever issued, the Series B Preferred Stock will entitle the holders to receive, when and as authorized by the Board of Directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $4.3125 per annum per share of Series B Preferred Stock). Dividends on the Series B Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series B Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in common stock or other equity securities ranking junior to the Series B Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series B Preferred Stock, nor may any common stock or any other equity securities ranking junior to or on a parity with the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series B Preferred Stock and pursuant to the provisions of our Charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and any other equity securities ranking on a parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other equity securities ranking on a parity with the Series B Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series B Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.


     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of the Series B Preferred Stock, the holders of the Series B Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series B Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series B Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.


     If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series B Preferred Stock and our assets are insufficient to make full payment to the holders of the Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series B Preferred Stock as to liquidation rights then the holders of the Series B Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

     The Series B Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. If issued, we cannot redeem the Series B Preferred Stock prior to November 12, 2003. On and after November 12, 2003, we can redeem the Series B Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series B Preferred Stock. See "-- Restrictions on Ownership and Transfer of Capital Stock."

     Holders of Series B Preferred Stock will have no voting rights, except as described below. If we do not pay dividends on the Series B Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series B Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we have eliminated all dividend arrearages with respect to the Series B Preferred Stock. So long as any shares of Series B Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock (the Series B Preferred Stock voting separately as a class):

     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series B Preferred Stock;

     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series B Preferred Stock;

     - designate or create, or increase the authorized or issued amount of, or reclassify, any authorized shares into, any preferred stock ranking on a parity with the Series B Preferred Stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or

     - either consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our Charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Stock.

     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of Series B Preferred Stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series B Preferred Stock other preferred stock having substantially the same terms and rights as the Series B Preferred Stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series B Preferred Stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the Series B Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

     We have granted certain registration rights with respect to any shares of Series B Preferred Stock that we may issue upon exchange of the Series B Preferred Units. See "Description of Certain Provisions of the Partnership Agreement of the Operating Partnership -- Series B Preferred
Units -- Registration Rights."

     Series C Preferred Stock. We currently have no shares of Series C Preferred Stock issued or outstanding. The Series C Preferred Stock is issuable upon exchange of the AMB Property II Series C Preferred Units. The AMB Property II Series C Preferred Units are exchangeable in whole at any time on or after November 24, 2008, at the option of 51% of the holders of all outstanding AMB Property II Series C

Preferred Units, on a one for one basis, subject to adjustment, for shares of our Series C Preferred Stock. In addition, the AMB Property II Series C Preferred Units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding AMB Property II Series C Preferred Units if:

     - any AMB Property II Series C Preferred Unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or


     - AMB Property Holding Corporation, the general partner of AMB Property II, or one of its subsidiaries takes the position, and a holder or holders of AMB Property II Series C Preferred Units receive an opinion of independent counsel that AMB Property II is, or upon the happening of a certain event likely will be, a "publicly traded partnership" within the meaning of the Internal Revenue Code.



     The AMB Property II Series C Preferred Units are exchangeable in whole for shares of Series C Preferred Stock at any time after November 24, 2001 and prior to November 24, 2008 at the option of 51% of the holders of all outstanding AMB Property II Series C Preferred Units if those holders deliver to AMB Property Holding Corporation a private letter ruling or an opinion of independent counsel to the effect that an exchange of the AMB Property II Series C Preferred Units at that time would not cause the AMB Property II Series C Preferred Units to be considered "stock and securities" within the meaning of the Code for purposes of determining whether the holder of AMB Property II Series C Preferred Units is an "investment company" under the Internal Revenue Code.


     The AMB Property II Series C Preferred Units are also exchangeable in whole at any time for shares of Series C Preferred Stock, if initial purchasers of the AMB Property II Series C Preferred Units holding 51% of all outstanding AMB Property II Series C Preferred Units determine, (regardless of whether held by the initial purchasers) if:


     - AMB Property II reasonably determines that the assets and income of AMB Property II for a taxable year after 1998 would not satisfy the income and assets tests of the Internal Revenue Code for such taxable year if AMB Property II were a REIT; or



     - any holder of AMB Property II Series C Preferred Units delivers to AMB Property II and AMB Property Holding Corporation an opinion of independent counsel to the effect that (based on the assets and income of AMB Property II for a taxable year after 1998) AMB Property II would not satisfy the income and assets tests of the Internal Revenue Code for such taxable year if AMB Property II were a REIT and that such failure would create a meaningful risk that a holder of AMB Property II Series C Preferred Units would fail to maintain qualification as a REIT.


     In lieu of an exchange for Series C Preferred Stock, AMB Property II may redeem AMB Property II Series C Preferred Units for cash in an amount equal to the original capital account balance of the holder of AMB Property II Series C Preferred Units. A holder of AMB Property II Series C Preferred Units will not be entitled to exchange the units for Series C Preferred Stock if the exchange would result in a violation of the ownership limit. See "Description of Capital Stock -- Restrictions on Ownership and Transfer of Capital Stock."

     The Series C Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series C Preferred Stock;

     - junior to all equity securities issued by us which rank senior to the Series C Preferred Stock; and


     - on a parity with all equity securities issued by us (including the Series A Preferred Stock and any Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities until converted into equity securities.

     If ever issued, the Series C Preferred Stock will entitle the holders to receive, when and as authorized by the Board of Directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 8.75% of the liquidation preference per annum (equivalent to $4.375 per annum per share of Series C Preferred Stock). Dividends on the Series C Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series C Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in common stock or other equity securities ranking junior to the Series C Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series C Preferred Stock, nor may any common stock or any other equity securities ranking junior to or on a parity with the Series C Preferred Stock, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series C Preferred Stock and pursuant to the provisions of our Charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other equity securities ranking on a parity with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other equity securities ranking on a parity with the Series C Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series C Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series C Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.


     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series C Preferred Stock, the holders of the Series C Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series C Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series C Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.


     If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series C Preferred Stock and our assets are insufficient to make full payment to holders of the Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series C Preferred Stock as to liquidation rights, then the holders of the Series C Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.


     The Series C Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. If issued, we cannot redeem the Series C Preferred Stock prior to November 24, 2003. On and after November 24, 2003, we can redeem the Series C Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series C Preferred Stock. See "-- Restrictions on Ownership and Transfer of Capital Stock."

     Holders of Series C Preferred Stock will have no voting rights, except as described below. If we do not pay dividends on the Series C Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series C Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we have eliminated all dividend arrearages with respect to the Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series C Preferred Stock (the Series C Preferred Stock voting separately as a class):

     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series C Preferred Stock;

     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series C Preferred Stock;

     - designate or create, or increase the authorized or issued amount of, or reclassify, any authorized shares into, any preferred stock ranking on a parity with the Series C Preferred Stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or

     - either consolidate, merge into or with, or convey, transfer or lease our assets substantially, as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our Charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Stock.

     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of Series C Preferred Stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the Series C Preferred Stock other preferred stock or preferred shares having substantially the same terms and rights as the Series C Preferred Stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series C Preferred Stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the Series C Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

     We have agreed to file a registration statement registering the resale of the shares of Series C Preferred Stock issuable to the holders of AMB Property II Series C Preferred Units as soon as practicable but not later than 60 days after the date the AMB Property II Series C Preferred Units are exchanged for shares of Series C Preferred Stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.


     Series D Preferred Stock. We currently have no shares of Series D Preferred Stock issued or outstanding. The Series D Preferred Stock is issuable upon exchange of the AMB Property II Series D Preferred Units. The AMB Property II Series D Preferred Units are exchangeable in whole at any time on or after May 5, 2009, at the option of 51% of the holders of all outstanding AMB Property II Series D Preferred Units, on a one for one basis, subject to adjustment, for shares of our Series D Preferred Stock. In addition, the AMB Property II Series D Preferred Units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding AMB Property II Series D Preferred Units if:



     - any AMB Property II Series D Preferred Unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or



     - AMB Property Holding Corporation, the general partner of AMB Property II, or one of its subsidiaries takes the position, and a holder or holders of AMB Property II Series D Preferred Units receive an opinion of independent counsel that AMB Property II is, or upon the happening of a certain event likely will be, a "publicly traded partnership" within the meaning of the Internal Revenue Code.



     The AMB Property II Series D Preferred Units are exchangeable in whole for shares of Series D Preferred Stock at any time after May 5, 2002 and prior to May 5, 2009 at the option of 51% of the holders of all outstanding AMB Property II Series D Preferred Units if those holders deliver to AMB Property Holding Corporation a private letter ruling or an opinion of independent counsel to the effect that an exchange of the AMB Property II Series D Preferred Units at that time would not cause the AMB Property II Series D Preferred Units to be considered "stock and securities" within the meaning of the Internal Revenue Code for purposes of determining whether the holder of AMB Property II Series D Preferred Units is an "investment company" under the Internal Revenue Code.



     In lieu of an exchange for Series D Preferred Stock, AMB Property II may redeem AMB Property II Series D Preferred Units for cash in an amount equal to the original capital account balance of the holder of AMB Property II Series D Preferred Units. A holder of AMB Property II Series D Preferred Units will not be entitled to exchange the units for Series D Preferred Stock if the exchange would result in a violation of the ownership limit. See "Description of Capital Stock -- Restrictions on Ownership and Transfer of Capital Stock."



     The Series D Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:



     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series D Preferred Stock;



     - junior to all equity securities issued by us which rank senior to the Series D Preferred Stock; and



     - on a parity with all equity securities issued by us (including the Series A Preferred Stock and any Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities until converted into equity securities.



     If ever issued, the Series D Preferred Stock will entitle the holders to receive, when and as authorized by the Board of Directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 7.75% of the liquidation preference per annum (equivalent to $3.875 per annum per share of Series D Preferred Stock). Dividends on the Series D Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series D Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in common stock or other equity securities ranking junior to the Series D Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series D Preferred Stock, nor may any common stock or any other equity securities ranking junior to or on a parity with the Series D Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series D Preferred Stock and pursuant to the provisions of our Charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and any other equity securities ranking on a parity with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other equity securities ranking on a parity with the Series D Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series D Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series D Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.



     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series D Preferred Stock, the holders of the Series D Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series D Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series D Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.



     If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series D Preferred Stock and our assets are insufficient to make full payment to holders of the Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series D Preferred Stock as to liquidation rights then the holders of the Series D Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.



     The Series D Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. If issued, we cannot redeem the Series D Preferred Stock prior to May 5, 2004. On and after May 5, 2004, we can redeem the Series D Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series D Preferred Stock. See "-- Restrictions on Ownership and Transfer of Capital Stock."



     Holders of Series D Preferred Stock will have no voting rights, except as described below. If we do not pay dividends on the Series D Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series D Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we have eliminated all dividend arrearages with respect to the Series D Preferred Stock. So long as any shares of Series D Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series D Preferred Stock (the Series D Preferred Stock voting separately as a class):



     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series D Preferred Stock;



     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series D Preferred Stock;



     - designate or create, or increase the authorized or issued amount of, or reclassify, any authorized shares into, any preferred stock ranking on a parity with the Series D Preferred Stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or



     - either consolidate, merge into or with, or convey, transfer or lease our assets substantially, as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our Charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D Preferred Stock.



     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of Series D Preferred Stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the Series D Preferred Stock other preferred stock or preferred shares having substantially the same terms and rights as the Series D Preferred Stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series D Preferred Stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the Series D Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.



     We have agreed to file a registration statement registering the resale of the shares of Series D Preferred Stock issuable to the holders of AMB Property II Series D Preferred Units as soon as practicable but not later than 60 days after the date the AMB Property II Series D Preferred Units are exchanged for shares of Series D Preferred Stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.



     Series E Preferred Stock. We currently have no shares of Series E Preferred Stock issued or outstanding. The Series E Preferred Stock is issuable upon exchange of the AMB Property II Series E Preferred Units. The AMB Property II Series E Preferred Units are exchangeable in whole at any time on or after August 31, 2009, at the option of 51% of the holders of all outstanding AMB Property II Series E Preferred Units, on a one for one basis, subject to adjustment, for shares of our Series E Preferred Stock. In addition, the AMB Property II Series E Preferred Units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding AMB Property II Series E Preferred Units if:



     - any AMB Property II Series E Preferred Unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or



     - AMB Property Holding Corporation, the general partner of AMB Property II, or one of its subsidiaries takes the position, and a holder or holders of AMB Property II Series E Preferred Units receive an opinion of independent counsel that AMB Property II is, or upon the happening of a certain event likely will be, a "publicly traded partnership" within the meaning of the Code.



     The AMB Property II Series E Preferred Units are exchangeable in whole for shares of Series E Preferred Stock at any time after August 31, 2002 and prior to August 31, 2009 at the option of 51% of the holders of all outstanding AMB Property II Series E Preferred Units if those holders deliver to AMB Property Holding Corporation a private letter ruling or an opinion of independent counsel to the effect that an exchange of the AMB Property II Series E Preferred Units at that time would not cause the AMB Property II Series E Preferred Units to be considered "stock and securities" within the meaning of the Code for purposes of determining whether the holder of AMB Property II Series E Preferred Units is an "investment company" under the Code.



     In lieu of an exchange for Series E Preferred Stock, AMB Property II may redeem AMB Property II Series E Preferred Units for cash in an amount equal to the original capital account balance of the holder of AMB Property II Series E Preferred Units. A holder of AMB Property II Series E Preferred Units will not be entitled to exchange the units for Series E Preferred Stock if the exchange would result in a violation of the ownership limit. See "Description of Capital Stock -- Restrictions on Ownership and Transfer of Capital Stock."



     The Series E Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:



     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series E Preferred Stock;



     - junior to all equity securities issued by us which rank senior to the Series E Preferred Stock; and



     - on a parity with all equity securities issued by us (including the Series A Preferred Stock and any Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities until converted into equity securities.



     If ever issued, the Series E Preferred Stock will entitle the holders to receive, when and as authorized by the Board of Directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 7.75% of the liquidation preference per annum (equivalent to $3.875 per annum per share of Series E Preferred Stock). Dividends on the Series E Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series E Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in common stock or other equity securities ranking junior to the Series E Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series E Preferred Stock, nor may any common stock or any other equity securities ranking junior to or on a parity with the Series E Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series E Preferred Stock and pursuant to the provisions of our Charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and any other equity securities ranking on a parity with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other equity securities ranking on a parity with the Series E Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series E Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series E Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.



     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series E Preferred Stock, the holders of the Series E Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series E Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series E Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.



     If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series E Preferred Stock and our assets are insufficient to make full payment to holders of the Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series E Preferred Stock as to liquidation rights, then the holders of the Series E Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.



     The Series E Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. If issued, we cannot redeem the Series E Preferred Stock prior to August 31, 2004. On and after August 31, 2004, we can redeem the Series E Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series E Preferred Stock. See "-- Restrictions on Ownership and Transfer of Capital Stock."



     Holders of Series E Preferred Stock will have no voting rights, except as described below. If we do not pay dividends on the Series E Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series E Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we have eliminated all dividend arrearages with respect to the Series E Preferred Stock. So long as any shares of Series E Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series E Preferred Stock (the Series E Preferred Stock voting separately as a class):



     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series E Preferred Stock;



     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series E Preferred Stock;



     - designate or create, or increase the authorized or issued amount of, or reclassify, any authorized shares into, any preferred stock ranking on a parity with the Series E Preferred Stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or



     - either consolidate, merge into or with, or convey, transfer or lease our assets substantially, as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our Charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series E Preferred Stock.



     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of Series E Preferred Stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the Series E Preferred Stock other preferred stock or preferred shares having substantially the same terms and rights as the Series E Preferred Stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series E Preferred Stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the Series E Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.



     We have agreed to file a registration statement registering the resale of the shares of Series E Preferred Stock issuable to the holders of AMB Property II Series E Preferred Units as soon as practicable but not later than 60 days after the date the AMB Property II Series E Preferred Units are exchanged for shares of Series E Preferred Stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.


RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK


     In order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of all classes of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which we have made an election to be treated as a REIT). In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively own 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Internal Revenue Code. A REIT's stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).



     Because our Board of Directors believes it is desirable for us to qualify as a REIT, our Charter, subject to certain exceptions as discussed below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% (by value or number of shares, whichever is more restrictive) of either our issued and outstanding common stock or our issued and outstanding Series A Preferred Stock. We will also prohibit the ownership, actually or constructively, of any shares of our Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock by any single person so that no such person, taking into account all of our stock so owned by such person, may own in excess of 9.8% of our issued and outstanding capital stock. The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock, Series A Preferred Stock or capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock, Series A Preferred Stock or capital stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock, Series A Preferred Stock or capital stock, as the case may be, and thereby subject the common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock to the applicable ownership limit. The Board of Directors may, but in no event will be required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and the

Board of Directors otherwise decides such action would be in our best interest. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. The Board of Directors has waived the ownership limit applicable to our common stock with respect to Ameritech Pension Trust, allowing it to own up to 14.9% of our common stock and, under some circumstances, allowing it to own up to 19.6%. However, we conditioned this waiver upon the receipt of undertakings and representations from Ameritech Pension Trust which we believed were reasonably necessary in order for us to conclude that the waiver would not cause us to fail to qualify as a REIT.

     Our Charter also provides that:


     - no person may actually or constructively own common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT;



     - no person may transfer common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock if a transfer would result in shares of our capital stock being owned by fewer than 100 persons; and



     - any person who acquires or attempts or intends to acquire actual or constructive ownership of common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to our Charter, which requires the affirmative vote of holders owning at least two-thirds of the shares of our outstanding capital stock entitled to vote on the amendment.



     Under our Charter, if any attempted transfer of shares of stock or any other event would otherwise result in any person violating an ownership limit, any other limit imposed by our Board of Directors or the other restrictions in the Charter, then any such attempted transfer will be void and of no force or effect with respect to the purported transferee (the "prohibited transferee") as to that number of shares that exceeds the applicable ownership limit or such other limit (referred to as "excess shares"). Under those circumstances, the prohibited transferee will acquire no right or interest (or, in the case of any event other than an attempted transfer, the person or entity holding record title to any shares in excess of the applicable ownership limit (the "prohibited owner") will cease to own any right or interest) in the excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "beneficiary"). This automatic transfer will be considered to be effective as of the close of business on the business day prior to the date of the violating transfer or event. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or any other limit imposed by our Board of Directors, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the applicable market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner will be distributed to the beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee's sole discretion) to rescind as void any vote cast by a prohibited transferee or prohibited owner prior to the time that we discover that the shares have been automatically transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If we pay the prohibited transferee or prohibited owner any dividend or other distribution before we discover that the shares were transferred to the trust, the prohibited transferee or prohibited owner will be required to repay the trustee upon demand for distribution to the beneficiary. If the transfer to the trust is not automatically effective (for any reason), to prevent violation of the applicable ownership limit or any other limit provided in our Charter or imposed by the Board of Directors, then our Charter provides that the transfer of the excess shares will be void ab initio.



     In addition, shares of stock held in the trust will be considered to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the applicable market price on the date that we, or our designee, accept the offer. We have the right to accept the offer until the trustee has sold the shares held in the trust. Upon that sale to us, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.


     If any attempted transfer of shares would cause us to be beneficially owned by fewer than 100 persons, our Charter provides that the transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

     All certificates representing shares will bear a legend referring to the restrictions described above. The ownership limitations described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or otherwise be in the best interest of stockholders.


     Under our Charter, owners of outstanding shares must, upon our demand, provide us with a completed questionnaire containing information regarding ownership of the shares, as set forth in the treasury regulations. In addition, each stockholder must upon demand disclose to us in writing such information that we may request in order to determine the effect, if any, of the stockholder's actual and constructive ownership of shares of common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock on our status as a REIT and to ensure compliance with each ownership limit, or any other limit specified in the Charter or required by the Board of Directors.


TRANSFER AGENT, REGISTRAR, CONVERSION AGENT AND DIVIDEND DISBURSING AGENT


     The transfer agent, registrar and dividend disbursing agent for our common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is BankBoston, N.A., an affiliate of First National Bank of Boston.

                    DESCRIPTION OF CERTAIN PROVISIONS OF THE
               PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP


     Substantially all of our assets are held, and all of our operations are conducted, by or through the Operating Partnership. We are the sole general partner of the Operating Partnership and owned, as of September 30, 1999, an approximate 95% interest in the Operating Partnership. As the sole general partner, we have the exclusive right and power to manage the Operating Partnership. Our interest in the Operating Partnership is designated as a general partner interest. Except with respect to distributions of cash and allocations of income and loss, and except as otherwise noted in this prospectus, the description in this section of common limited partnership Units is also applicable to Performance Units, and holders of Performance Units will be treated as limited partners. We have summarized certain terms and provisions of the Partnership Agreement. This summary is not complete and is qualified by the provisions of the Partnership Agreement. For more detail, you should refer to the Partnership Agreement itself, which we have filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."


GENERAL


     Holders of limited partnership Units hold limited partnership interests in the Operating Partnership, and all holders of partnership interests (including us in our capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. The number of general partnership Units (the "GP Units") held by us is approximately equal to the total number of outstanding shares of our common stock and preferred stock. Accordingly, the distributions that we pay per share of common stock are expected to be equal to the distributions per unit that the Operating Partnership pays on the common Units, and the distributions that we pay per share of Series A Preferred Stock, any Series B Preferred Stock, any Series C Preferred Stock, any Series D Preferred Stock and any Series E Preferred Stock are expected to be equal to the distributions per unit that the Operating Partnership pays on the Series A Preferred Units, the Series B Preferred Units and any Series C Preferred Units, Series D Preferred Units and Series E Preferred Units, respectively. The Units have not been registered pursuant to federal or state securities laws, and they will not be listed on the New York Stock Exchange or any other exchange or quoted on any national market system. However, the shares of common stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock that we may issue upon exchange of the common Units, Series B Preferred Units, AMB Property II Series C Preferred Units, AMB Property II Series D Preferred Units and AMB Property II Series E Preferred Units may be sold in registered transactions or transactions exempt from registration under the Securities Act. The limited partners of the Operating Partnership have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Uniform Limited Partnership Act (the "Partnership Act"). The Partnership Agreement imposes certain restrictions on the transfer of Units, as described below.


PURPOSE, BUSINESS AND MANAGEMENT

     The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. We are the sole general partner of the Operating Partnership and conduct substantially all of our business through the Operating Partnership, except for investment advisory services (which we conduct through AMB Investment Management) and certain other activities that we conduct through Headlands Realty Corporation.


     The primary purpose of the Operating Partnership is, in general, to acquire, purchase, own, operate, manage, develop, redevelop, invest in, finance, refinance, sell, lease and otherwise deal with industrial and retail properties and assets related to those properties, and interests in those properties and assets. The Operating Partnership is authorized to conduct any business that a limited partnership formed under the Partnership Act may lawfully conduct, except that the Partnership Agreement requires of the Operating Partnership to conduct its business in such a manner that will permit us to be classified as a REIT under Section 856 of the Internal Revenue Code, unless we cease to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

     As the general partner of the Operating Partnership we have the exclusive power and authority to conduct the business of the Operating Partnership, subject to the consent of the limited partners in certain limited circumstances (as discussed below) and except as expressly limited in the Partnership Agreement.


     We have the right to make all decisions and take all actions with respect to the Operating Partnership's acquisition and operation of our properties and all other assets and businesses of or related to the Operating Partnership. No limited partner may take part in the conduct or control of the business or affairs of the Operating Partnership by virtue of being a holder of Units. In particular, each limited partner expressly acknowledged in the Partnership Agreement that as general partner, we are acting on behalf of the Operating Partnership's limited partners and our stockholders, collectively, and are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the Operating Partnership. We intend to make decisions in our capacity as general partner of the Operating Partnership so as to maximize our profitability and the profitability of the Operating Partnership as a whole, independent of the tax effects on the limited partners. AMB Property Corporation and the Operating Partnership have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of our action or inaction as general partner of the Operating Partnership as long as we acted in good faith. Limited partners have no right or authority to act for or to bind the Operating Partnership.


     Limited partners of the Operating Partnership have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the Partnership Agreement or as required by applicable law.

ENGAGING IN OTHER BUSINESSES; CONFLICTS OF INTEREST


     We may not conduct any business other than in connection with the ownership, acquisition and disposition of Operating Partnership interests as a general partner and the management of the business of the Operating Partnership, its operation as a public reporting company with a class (or classes) of securities registered under the Exchange Act its operation as a REIT and activities that are incidental to these activities (including ownership of any interest in AMB Property Holding Corporation, AMB Property Holding II Corporation, AMB Investment Management, Inc. and Headlands Realty Corporation or a title holding, management or finance subsidiary organized as a partnership, limited liability company or corporation) without the consent of the holders of a majority of the limited partnership interests. Unless they otherwise agree in writing, each limited partner, and its affiliates, is free to engage in any business or activity, even if the business or activity competes with or is enhanced by the business of the Operating Partnership. The Partnership Agreement does not prevent another person or entity that acquires control of us in the future from conducting other businesses or owning other assets, even if it would be in the best interests of the limited partners for the Operating Partnership to own those businesses or assets. In the exercise of our power and authority under the Partnership Agreement, we may contract and otherwise deal with or otherwise obligate the Operating Partnership to entities in which we or any one or more of our officers, directors or stockholders may have an ownership or other financial interest, whether direct or indirect.


OUR REIMBURSEMENT; TRANSACTIONS WITH US AND OUR AFFILIATES

     We do not receive any compensation for our services as general partner of the Operating Partnership. However, as a partner in the Operating Partnership, we have rights to allocations and distributions as a partner of the Operating Partnership. In addition, the Operating Partnership reimburses us for all expenses we incur relating to our activities as general partner, our continued existence and qualification as a REIT and all other liabilities that we incur in connection with the pursuit of our business and affairs. We may retain persons or entities that we select (including ourselves, any entity in which we have an interest, or any entity with which we are affiliated) to provide services to or on behalf of the Operating Partnership. The Operating Partnership will reimburse us for all expenses incurred relating to the ongoing operation of the Operating Partnership and any issuance of additional partnership interests in the Operating Partnership. These expenses include those incurred in connection with the administration and activities of the Operating Partnership, such as the maintenance of the Operating Partnership's books and records, management of the Operating Partnership's property and assets, and preparation of information regarding the Operating Partnership provided to the partners in the preparation of their individual tax returns. Except as expressly permitted by the Partnership Agreement, however, our affiliates will not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable to the Operating Partnership and no less favorable to the Operating Partnership than it would obtain from an unaffiliated third party.

OUR EXCULPATION AND INDEMNIFICATION

     The Partnership Agreement generally provides that we, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred, or benefits not derived as a result of errors in judgment or for any mistakes of fact or law or for anything that we may do or not do in connection with the business and affairs of the Operating Partnership if we carry out our duties in good faith. Our liability in any event is limited to our interest in the Operating Partnership. We have no liability for the loss of any limited partner's capital. In addition, we are not responsible for any misconduct, negligent act or omission of any of our consultants, contractors or agents, or any of the Operating Partnership's consultants, contractors or agents, and we have no obligation other than to use good faith in the selection of all contractors, consultants and agents. We may consult with counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisors that we select. An opinion by a consultant on a matter that we believe is within the consultant's professional or expert competence is considered to be complete protection as to any action that we take or fail to take based on the opinion and in good faith.

     The Partnership Agreement also requires the Operating Partnership to indemnify us, our directors and officers, and other persons that we may from time to time designate against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything the person may do or not do for or on behalf of the Operating Partnership or in connection with its business or affairs unless it is established that:

     - the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either the indemnified person committed the act or omission in bad faith or as the result of active and deliberate dishonesty;

     - the indemnified person actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Any indemnification claims must be satisfied solely out of the assets of the Operating Partnership.

SALES OF ASSETS; LIQUIDATION

     Under the Partnership Agreement, as general partner we generally have the exclusive authority to determine whether, when and on what terms, the Operating Partnership will sell its assets (including our properties, which we own through the Operating Partnership). However, we have agreed, in connection with the contribution of properties from taxable investors in our formation transactions and certain property acquisitions for Units, not to dispose of certain assets in a taxable sale or exchange for a mutually agreed upon period and, thereafter, to use commercially reasonable or best efforts to minimize the adverse tax consequences of any sale. We may enter into similar or other agreements in connection with other acquisitions of properties for Units.

     A merger of the Operating Partnership with another entity generally requires an affirmative vote of the partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest (including the interest held directly or indirectly by us) of all partners other than preferred limited partners, subject to certain consent rights of holders of Units as described below under "Amendment of the Partnership Agreement." A dissolution or liquidation of the Operating Partnership, including a sale or disposition of all or substantially all of the Operating Partnership's assets and properties, generally requires an affirmative vote of the limited partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest of all limited partners other than preferred limited partners.

CAPITAL CONTRIBUTION

     The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, we may borrow funds from a financial institution or other lender or through public or private debt offerings and lend the funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of the funds. As an alternative to borrowing funds required by the Operating Partnership, we may contribute the amount of the required funds as an additional capital contribution to the Operating Partnership. If we contribute additional capital to the Operating Partnership, our partnership interest in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we make additional capital contributions.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

     The Partnership Agreement generally provides that the Operating Partnership will make quarterly distributions of Available Cash (as defined below), as determined in the manner provided in the Partnership Agreement, to the partners of the Operating Partnership in proportion to their percentage interests in the Operating Partnership (which for any partner is determined by the number of Units it owns relative to the total number of Units outstanding). If any preferred Units are outstanding, the Operating Partnership will pay distributions to holders of preferred Units in accordance with the rights of each class of preferred Units (and, within each such class, pro rata in proportion to the respective percentage interest of each holder), with any remaining Available Cash distributed in accordance with the previous sentence. "Available Cash" is generally defined as net cash flow from operations, plus any reduction in reserves, and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. Other than as described below, neither we nor the limited partners are currently entitled to any preferential or disproportionate distributions of Available Cash with respect to the Units.

SERIES A PREFERRED UNITS

     In connection with the sale of the Series A Preferred Shares, we received Series A Preferred Units in the Operating Partnership that mirror the rights, preferences and other terms of the Series A Preferred Stock. The Series A Preferred Units rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the Operating Partnership:

     - senior to the common Units and to all Units that provide that they rank junior to the Series A Preferred Units;

     - junior to all Units which rank senior to the Series A Preferred Units;
       and


     - on a parity with the Series B Preferred Units, any Series C Preferred Units, Series D Preferred Units or Series E Preferred Units that the Operating Partnership may issue to us (see "-- Series C Preferred Units;" "-- Series D Preferred Units" and "-- Series E Preferred Units") and all other Units expressly designated by the Operating Partnership to rank on a parity with the Series A Preferred Units.

     We receive preferred distributions of cash and preferred allocations of income on the Series A Preferred Units in an amount equal to the dividends payable by us on the Series A Preferred Stock. If we acquire any Series B Preferred Units from the holders pursuant to the exercise of their exchange rights, or if the Operating Partnership issues any Series C Preferred Units, Series D Preferred Units or Series E Preferred Units to us, we will receive preferred distributions of cash and preferred allocations of income on the Series B Preferred Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units in an amount equal to the dividends payable by us on the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock. See "-- Series C Preferred Units;" "-- Series D Preferred Units" and "-- Series E Preferred Units."



     As a consequence, we will receive distributions from the Operating Partnership sufficient to pay dividends on the Series A Preferred Stock, any Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock before any other partner in the Operating Partnership (other than holders of parity preferred units) receives a distribution. In addition, if necessary, income will be specially allocated to us and losses will be allocated to the other partners of the Operating Partnership in amounts necessary to ensure that, to the extent possible, the balance in our capital account will at all times be equal to or in excess of the amount payable by us on the Series A Preferred Stock and any Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock upon liquidation or redemption. See "Certain Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership and the Joint Ventures -- Allocations of Operating Partnership Income, Gain, Loss and Deduction."


SERIES B PREFERRED UNITS

     General. The Series B Preferred Units rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the Operating
Partnership:

     - senior to the common Units and to all Units that provide that they rank junior to the Series B Preferred Units;

     - junior to all Units which rank senior to the Series B Preferred Units;
       and


     - on a parity with the Series A Preferred Units, any Series C Preferred Units, any Series D Preferred Units, any Series E Preferred Units and all other Units expressly designated by the Operating Partnership to rank on a parity with the Series B Preferred Units.



     Subject to the rights of holders of parity preferred Units, Series D Preferred Units and Series E Preferred Units, holders of the Series B Preferred Units are entitled to receive, when, as and if declared by the Operating Partnership, acting through us as general partner, cumulative preferential cash distributions in an amount equal to 8 5/8% per annum on an amount equal to $50.00 per Series B Preferred Unit then outstanding (equivalent to $4.3125 per annum). These distributions are payable on the 15th day of January, April, July and October of each year.


     Exchange Rights. The Series B Preferred Units are exchangeable in whole at any time on or after November 12, 2008, at the option of 51% of the holders of all outstanding Series B Preferred Units, on a one for one basis, subject to adjustment, for shares of our Series B Preferred Stock. In addition, the Series B Preferred Units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding Series B Preferred Units if:

     - any Series B Preferred Unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or


     - we or one of our subsidiaries take the position, and a holder or holders of Series B Preferred Units receive an opinion of independent counsel that the Operating Partnership is, or upon the happening of a certain event likely will be, a "publicly traded partnership" within the meaning of the Internal Revenue Code.

     The Series B Preferred Units are exchangeable in whole for shares of Series B Preferred Stock at any time after November 12, 2001 and prior to November 12, 2008 at the option of 51% of the holders of all outstanding Series B Preferred Units if those holders deliver to us as general partner a private letter ruling or an opinion of independent counsel to the effect that an exchange of the Series B Preferred Units at that time would not cause the Series B Preferred Units to be considered "stock and securities" within the meaning of the Internal Revenue Code for purposes of determining whether the holder of Series B Preferred Units is an "investment company" under the Internal Revenue Code.


     With certain limitations, the Series B Preferred Units are also exchangeable in whole at any time for shares of Series B Preferred Stock (regardless of whether held by the initial purchaser) if:

     - the initial purchaser of the Series B Preferred Units reasonably concludes that there exists an imminent and substantial risk that the initial purchaser's interest in the Operating Partnership represents or will represent more than 19.5% of the total profits or capital interests in the Operating Partnership for a taxable year;

     - the initial purchaser of the Series B Preferred Units delivers to us an opinion to the effect that there is a substantial risk that the initial purchaser's interest in the Operating Partnership represents or will represent more than 19.5% of the total profits or capital interests in the Operating Partnership for a taxable year; and

     - we, as the general partner, agree with the conclusions in the bullet points above; provided, that we may not unreasonably withhold our agreement.

     In lieu of an exchange for Series B Preferred Stock, we may elect to cause the Operating Partnership to redeem Series B Preferred Units for cash in an amount equal to the original capital account balance of the Series B Preferred Units plus all accrued and unpaid distributions to the date of redemption. A holder of Series B Preferred Units will not be entitled to exchange the Units for Series B Preferred Stock if the exchange would result in a violation of the ownership limit. See "Description of Capital Stock -- Restrictions on Ownership and Transfer of Capital Stock."

     Redemption. On or after November 12, 2003, the Operating Partnership has the right to redeem the Series B Preferred Units, in whole or in part from time to time, at a redemption price payable in cash equal to the capital account balance of the holder, provided that the amount shall not be less than $50.00 per Series B Preferred Unit. The Operating Partnership must pay the redemption price solely out of the sale proceeds of our capital stock or interests in the Operating Partnership and from no other source. The Operating Partnership may not redeem fewer than all of the Series B Preferred Units unless the Operating Partnership has paid all accumulated and unpaid distributions on all Series B Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

     Limited Approval Rights. For so long as any Series B Preferred Units are outstanding, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Units outstanding at the time, the Operating Partnership may not:

     - authorize, create or increase the authorized or issued amount of, or reclassify, any class or series of partnership interests, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any partnership interests, ranking prior to the Series B Preferred Units;

     - authorize, create or increase the authorized or issued amount of, or reclassify, any class or series of partnership interests, or create, authorize or issue any obligations or security convertible into or evidencing a right to purchase any partnership interests, ranking equal to the Series B Preferred Units, but only to the extent that such securities are issued to an affiliate of the Operating Partnership, other than us to the extent that the issuance is to allow us to issue corresponding shares of Series B Preferred Stock to persons who are not affiliates of the Operating Partnership; or

     - either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of the Partnership Agreement, in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Units. So long as the Operating Partnership is the surviving entity and the Series B Preferred Units remain outstanding on the same terms, or the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity and substitutes the Series B Preferred Units for other interests in such entity, with substantially the same terms and rights, then the occurrence of any of the events listed above in this bullet point will not be considered to materially and adversely affect such rights, privileges or voting powers.

     Other than as discussed above or elsewhere in this prospectus, the holders of Series B Preferred Units have no voting rights other than with respect to certain matters that would adversely affect them or as otherwise provided by applicable law.


     Liquidation Preference. The distribution and income allocation provisions of the Partnership Agreement have the effect of providing each Series B Preferred Unit with a liquidation preference to each holder of such Units equal to the holder's capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of the Operating Partnership, other than any Series A Preferred Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units.


     Registration Rights. We have agreed to file a registration statement registering the resale of the shares of Series B Preferred Stock issuable to the holders of Series B Preferred Units as soon as practicable but not later than 60 days after the date the Series B Preferred Units are exchanged for shares of Series B Preferred Stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.

SERIES C PREFERRED UNITS

     As described under "Description of Capital Stock -- Preferred
Stock -- Series C Preferred Stock," holders of AMB Property II Series C Preferred Units may exchange their units for shares of our Series C Preferred Stock. If we issue Series C Preferred Stock, we will:

     - contribute 99% of the AMB Property II Series C Preferred Units to the Operating Partnership in exchange for Series C Preferred Units in the Operating Partnership that mirror the rights, preferences and other terms of the Series C Preferred Stock; and

     - contribute 1% of the AMB Property II Series C Preferred Units to AMB Property Holding Corporation.


     Any Series C Preferred Units will rank on a parity with the Series A Preferred Units and Series B Preferred Units. As a consequence, we would receive distributions from the Operating Partnership that we would use to pay dividends on any Series C Preferred Stock and the Series A Preferred Stock before any other partner in the Operating Partnership (other than holders of parity preferred units).



SERIES D PREFERRED UNITS



     As described under "Description of Capital Stock -- Preferred
Stock -- Series D Preferred Stock," holders of AMB Property II Series D Preferred Units may exchange their units for shares of our Series D Preferred Stock. If we issue Series D Preferred Stock, we will:



     - contribute 99% of the AMB Property II Series D Preferred Units to the Operating Partnership in exchange for Series D Preferred Units in the Operating Partnership that mirror the rights, preferences and other terms of the Series D Preferred Stock; and

     - contribute 1% of the AMB Property II Series D Preferred Units to AMB Property Holding Corporation.



     Any Series D Preferred Units will rank on a parity with the Series A Preferred Units and Series B Preferred Units. As a consequence, we would receive distributions from the Operating Partnership that we would use to pay dividends on any Series D Preferred Stock and the Series A Preferred Stock before any other partner in the Operating Partnership (other than holders of parity preferred units).



SERIES E PREFERRED UNITS



     As described under "Description of Capital Stock -- Preferred
Stock -- Series E Preferred Stock," holders of AMB Property II Series E Preferred Units may exchange their units for shares of our Series E Preferred Stock. If we issue Series E Preferred Stock, we will:



     - contribute 99% of the AMB Property II Series E Preferred Units to the Operating Partnership in exchange for Series E Preferred Units in the Operating Partnership that mirror the rights, preferences and other terms of the Series E Preferred Stock; and



     - contribute 1% of the AMB Property II Series E Preferred Units to AMB Property Holding Corporation.



     Any Series E Preferred Units will rank on a parity with the Series A Preferred Units and Series B Preferred Units. As a consequence, we would receive distributions from the Operating Partnership that we would use to pay dividends on any Series E Preferred Stock and the Series A Preferred Stock before any other partner in the Operating Partnership (other than holders of parity preferred units).


COMMON LIMITED PARTNERSHIP UNITS

  Redemption/Exchange Rights

     Holders of common Units have the right, commencing generally on or before the first anniversary of the holder becoming a limited partner of the Operating Partnership (or such other date agreed to by the Operating Partnership and the applicable Unit holders), to require the Operating Partnership to redeem part or all of their common Units for cash (based upon the fair market value of an equivalent number of shares of common stock at the time of redemption) or we may, in our sole and absolute discretion (subject to the limits on ownership and transfer of common stock set forth in our Charter) elect to exchange those common Units for shares of common stock (on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events). We presently anticipate that we will elect to issue shares of common stock in exchange for common Units in connection with each redemption request, rather than having the Operating Partnership pay cash. With each redemption or exchange, our percentage ownership interest in the Operating Partnership will increase. Common limited partners may exercise this redemption/exchange right from time to time, in whole or in part, subject to the limitations that limited partners may not exercise the right if exercise would result in any person actually or constructively owning shares of common stock in excess of the ownership limit or any other amount specified by the Board of Directors, assuming common stock was issued in the exchange. Holders of Performance Units also have limited redemption/exchange rights, as discussed under the caption "-- Performance Units" below.

  Registration Rights


     We have granted to common limited partners certain registration rights with respect to the shares of stock issuable upon exchange of common Units or otherwise. We have agreed to file and generally keep continuously effective generally beginning on or as soon as practicable after one year after issuance of common Units a registration statement covering the issuance of shares of common stock upon exchange of the Units and the resale of the shares. We will bear expenses incident to our registration obligations upon exercise of registration rights, including the payment of federal securities law and state Blue Sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to registration of the shares.

PERFORMANCE UNITS


     Notwithstanding the foregoing discussion of distributions and allocations of income or loss of the Operating Partnership, depending on the trading price of our common stock after November 26, 1998 (the first anniversary of our initial public offering), certain of our officers, in their capacity as limited partners of the Operating Partnership, may receive performance units ("Performance Units") as of each of February 26, May 26, August 26 and November 26, 1999. The Performance Units are similar to common Units in many respects, including the right to share in operating distributions, and allocations of operating income and loss, of the Operating Partnership on a pro rata basis with common Units, and certain redemption and exchange rights, including limited rights to cause the Operating Partnership to redeem the Performance Units for cash or, at our option, to exchange the Performance Units for shares of common stock. Any redemption rights with respect to Performance Units, however, will be dependent upon an increase in the value of the assets of the Operating Partnership (in some cases measured by reference to the trading price of the shares of common stock) after the issuance of the Performance Units. If there is no increase, the holders of Performance Units will not be entitled to receive any proceeds upon the liquidation of the Operating Partnership or the redemption of their Performance Units.



     Immediately prior to our initial public offering, certain investors owned assets that were subject to advisory agreements with AMB Institutional Realty Advisors, Inc. containing an incentive fee provision or a "catch up adjustment." We refer to these investors as "Performance Investors." If officers receive Performance Units, an equal number of GP Units allocable to us and Units allocable to Performance Investors who are limited partners in the Operating Partnership will be transferred to the Operating Partnership. If any of our GP Units are transferred to the Operating Partnership as a result of the issuance of Performance Units, an equal number of shares of common stock (the "Performance Shares") will be transferred to us by the applicable Performance Investors. Accordingly, no AMB Property Corporation stockholder or limited partner in the Operating Partnership (other than Performance Investors, to the extent of their obligations to transfer Performance Shares to us or the Operating Partnership, as applicable) will be diluted as a result of the issuance of Performance Units.


REMOVAL OF THE GENERAL PARTNER; TRANSFERABILITY OF OUR INTERESTS; TREATMENT OF LIMITED PARTNERSHIP UNITS IN SIGNIFICANT TRANSACTIONS

     The limited partners may not remove us as general partner, with or without cause, other than with our consent. The Partnership Agreement provides that we may not withdraw from the Operating Partnership (whether by sale, statutory merger, consolidation, liquidation or otherwise) without the consent of a majority in interest of the limited partners other than the preferred limited partners. However, except as set forth below, we may transfer or assign our general partner interest in connection with a merger, consolidation or sale of substantially all of our assets without limited partner consent.


     Neither AMB Property Corporation nor the Operating Partnership may engage in any merger, consolidation or other combination with or into another person, or effect any reclassification, recapitalization or change of its outstanding equity interests, and AMB Property Corporation may not sell all or substantially all of its assets (each a "termination transaction") unless in connection with the termination transaction all holders of limited partnership Units other than preferred Units either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of the number of shares of common stock into which each Unit is then exchangeable and the greatest amount of cash, securities or other property paid to the holder of one share in consideration of one share pursuant to the termination transaction. If, in connection with the termination transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of common stock, each holder of limited partnership Units other than preferred Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property that the holder would have received had it exercised its right to redemption and received shares of common stock in exchange for its Units immediately prior to the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer. Any Performance Units issued will also have the benefit of these provisions, irrespective of the capital account then applicable to the Performance Units.


     A termination transaction may also occur if the following conditions are met:


     - substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership;

     - the holders of common Units, including the holders of any Performance Units issued, own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of the Operating Partnership and the other net assets of the surviving partnership immediately prior to the consummation of the transaction;

     - the rights, preferences and privileges of the holders in the surviving partnership, including the holders of Performance Units issued or to be issued, are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership (except, as to Performance Units, for such differences with Units regarding liquidation, redemption or exchange as are described in this prospectus); and

     - such rights of the common limited partners, including the holders of Performance Units issued or to be issued, include at least one of the following:

        - the right to redeem their interests in the surviving partnership for the consideration available to them pursuant to the preceding paragraph; or

        - the right to redeem their Units for cash on terms equivalent to those in effect immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, the common equity securities, with an exchange ratio based on the relative fair market value of the securities and the common stock.


     Our Board of Directors will reasonably determine fair market values and rights, preferences and privileges of the common limited partners as of the time of the termination transaction and, to the extent applicable, the values will be no less favorable to the holders of common Units than the relative values reflected in the terms of the termination transaction.



     In addition, in the event of a termination transaction, the arrangements with respect to Performance Units and Performance Shares (as defined under "-- Performance Units") will be equitably adjusted to reflect the terms of the transaction, including, to the extent that the shares are exchanged for consideration other than publicly traded common equity, the transfer or release of remaining Performance Shares, and resulting issuance of any Performance Units, as of the consummation of the termination transaction.


DUTIES AND CONFLICTS


     Except as otherwise provided by our conflicts of interest policies with respect to directors and officers and as provided in non-competition agreements that most of our executive officers have entered into with us, any limited partner of the Operating Partnership may engage in other business activities outside the Operating Partnership, including business activities that directly compete with the Operating Partnership.

MEETINGS; VOTING

     As general partner, we may call meetings of the limited partners of the Operating Partnership, on our own motion, or upon written request of limited partners owning at least 25% of the then outstanding Units. Limited partners may vote either in person or by proxy at meetings. Limited partners may take any action that they are required or permitted to take either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action taken are signed by limited partners owning not less than the minimum number of Units that would be necessary to authorize or take the action at a meeting of the limited partners at which all limited partners entitled to vote on the action were present. On matters for which limited partners are entitled to vote, each limited partner has a vote equal to the number of Units the limited partner holds. A transferee of Units who has not been admitted as a substituted limited partner with respect to the Units will have no voting rights with respect to the Units, even if the transferee holds other Units as to which it has been admitted as a limited partner. The Partnership Agreement does not provide for, and we do not anticipate calling, annual meetings of the limited partners.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

     Amendments to the Partnership Agreement may be proposed by the Company or by limited partners owning at least 25% of the then outstanding Units entitled to vote. Generally, the Partnership Agreement may be amended with our approval, as general partner, and partners (including us but not including the preferred limited partners) holding a majority of the percentage interest of all partners other than preferred limited partners. Certain provisions regarding, among other things, our rights and duties as general partner (e.g., restrictions on our power to conduct businesses other than as denoted herein) or the dissolution of the Operating Partnership, may not be amended without the approval of limited partners (other than preferred limited partners) holding a majority of the percentage interests of the limited partners other than preferred limited partners. As general partner, we have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to, among other things:

     - add to our obligations as general partner or surrender any right or power granted to us as general partner;

     - reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement;

     - establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Partnership Agreement;

     - reflect a change of an inconsequential nature that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or applicable law; or

     - satisfy any requirements of federal, state or local law.

     We must approve, and each limited partner that would be adversely affected must approve, certain amendments to the Partnership Agreement, including amendments effected directly or indirectly through a merger or sale of assets of the Operating Partnership or otherwise, that would, among other things,

     - convert a limited partner's interest into a general partner's interest;

     - modify the limited liability of a limited partner;

     - alter the interest of a partner in profits or losses, or the rights to receive any distributions (except as permitted under the Partnership Agreement with respect to the admission of new partners or the issuance of additional Units, either of which actions will have the effect of changing the percentage interests of the partners and thereby altering their interests in profits, losses and distributions); or

     - alter the limited partner's redemption right.

     These protections apply to both holders of common Units and holders of Performance Units. In addition, no amendment may be effected, directly or indirectly, through a merger or sale of assets of the Operating Partnership or otherwise, which would adversely affect the rights of former stockholders of AMB Institutional Realty Advisors to receive Performance Units.

BOOKS AND REPORTS

     The Operating Partnership's books and records are maintained at the principal office of the Operating Partnership, which is located at 505 Montgomery Street, San Francisco, California 94111. All elections and options available to the Operating Partnership for federal or state income tax purposes may be taken or rejected by the Operating Partnership in our sole discretion as general partner. The limited partners have the right, subject to certain limitations, to receive copies of the most recent SEC filings by us and the Operating Partnership, the Operating Partnership's federal, state and local income tax returns, a list of limited partners, the Partnership Agreement, the partnership certificate and all amendments and certain information about the capital contributions of the partners. We may keep confidential from the limited partners any information that we believe to be in the nature of trade secrets or other information the disclosure of which the we in good faith believe is not in the best interests of the Operating Partnership or which the Operating Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

     We will use reasonable efforts to furnish to each limited partner, within 90 days after the close of each taxable year, the tax information reasonably required by the limited partners for federal and state income tax reporting purposes.

TERM

     The Operating Partnership will continue in full force and effect for approximately 99 years or until sooner dissolved pursuant to the terms of the Partnership Agreement.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                             OUR CHARTER AND BYLAWS


     We have summarized certain terms and provisions of the Maryland General Corporation Law and our Charter and Bylaws. This summary is not complete and is qualified by the provisions of our Charter and Bylaws, and the Maryland General Corporation Law. For more detail, you should refer to our Charter and Bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."


BOARD OF DIRECTORS


     The Charter provides that the number of our directors shall be established by the Bylaws, but cannot be less than the minimum number required by the Maryland General Corporation Law, which in our case is three. Our Bylaws currently provide that the Board of Directors consists of not fewer than five nor more than 13 members who are elected to a one-year term at each annual meeting of our stockholders. A majority of the entire Board of Directors may fill any vacancy (except for a vacancy caused by removal). Our Bylaws provide that a majority of the Board of Directors must be "Independent Directors." An "Independent Director" is a director who is not:


     - an employee, officer or affiliate of us or one of our subsidiaries or divisions;

     - a relative of a principal executive officer; or

     - an individual member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from us in addition to director's fees.

     Although the Board of Directors has no present intention of doing so, under the Maryland General Corporation Law, the Board of Directors has the power to elect without stockholder vote to divide the Board of Directors into three classes of directors having staggered terms of office. The staggered terms of directors may reduce the possibility of a tender offer or change of control, even though that may be in the best interests of the stockholders.


REMOVAL OF DIRECTORS


     While our Charter and the Maryland General Corporation Law empower our stockholders to fill vacancies in the Board of Directors that are caused by the removal of a director, our Charter precludes stockholders from removing incumbent directors except upon a substantial affirmative vote. Specifically, our Charter provides that stockholders may remove a director only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, subject to the rights of the holders of shares of our preferred stock to elect and remove directors elected by such holders under certain circumstances. The Maryland General Corporation Law does not define the term "cause." As a result, removal for "cause" is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in our Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by removal with their own nominees.


OPT OUT OF BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITION STATUTES


     We have elected in our Bylaws not to be governed by the "control share acquisition" provisions of the Maryland General Corporation Law (Sections 3-701 through 3-709), and the Board of Directors has determined, by irrevocable resolution, that we will not be governed by the "business combination" provision of the Maryland General Corporation Law (Section 3-602), each of which could have the effect of delaying or preventing a change of control. Our Bylaws provide that we cannot at a future date determine to be governed by either provision without the approval of a majority of the outstanding shares entitled to vote. In addition, the irrevocable resolution adopted by the Board of Directors may only be changed by the approval of a majority of the outstanding shares entitled to vote.


AMENDMENT TO OUR CHARTER AND BYLAWS

     Our Charter may not be amended without the amendment being declared advisable by the Board of Directors and approved by the stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter. Our Bylaws may be amended by the vote of a majority of the Board of Directors or by the affirmative vote of a majority of the shares of our capital stock entitled to vote on the amendment, except with respect to the following Bylaw provisions (each of which may not be amended without the approval of a majority of the shares of capital stock entitled to vote on the amendment):

     - provisions opting out of the control share acquisition statute and the business combination statute;

     - the requirement in our Bylaws that our independent directors approve certain transactions involving our executive officers or directors or any limited partners of the Operating Partnership and their affiliates;

     - provisions governing amendment of our Bylaws.

MEETINGS OF STOCKHOLDERS

     Our Bylaws provide for annual meetings of stockholders to elect the Board of Directors and transact other business as may properly be brought before the meeting. The President, the Board of Directors and the Chairman of the Board may call a special meeting of stockholders. The holders of 50% or more of our outstanding stock entitled to vote may also make a written request to call a special meeting of stockholders.


     The Maryland General Corporation Law provides that stockholders may act by unanimous written consent without a meeting with respect to any action that they are required or permitted to take at a meeting, if each stockholder entitled to vote on the matter signs the consent setting forth the action and each stockholder entitled to notice of the meeting but not entitled to vote at the meeting signs a written waiver of any right to dissent.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only:

     - pursuant to the notice of the meeting;

     - by or at the direction of the Board of Directors; or

     - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

     Our Bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

     The provisions in our Charter regarding amendments to the Charter and the advance notice provisions of our Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

DISSOLUTION OF THE COMPANY


     Under the Maryland General Corporation Law, our dissolution must be advised by a majority of the entire Board of Directors and approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.


LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY


     Our officers and directors are indemnified under the Maryland General Corporation Law, our Charter and the Partnership Agreement against certain liabilities. Our Charter and Bylaws require us to indemnify our directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law.



     The Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless:


     - the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     A corporation may indemnify a director or officer against judgments, penalties, fines, settlements and reasonable expenses that the director or officer actually incurs in connection with the proceeding unless the proceeding is one by or in the right of the corporation and the director or officer has been adjudged to be liable to the corporation. In addition, a corporation may not indemnify a director or officer with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.


     The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. Our Charter contains this provision. The Maryland General Corporation Law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that:


     - it is proved that the person actually received an improper personal benefit in money, property or services;

     - a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or

     - in the case of any criminal proceeding, the director had reasonable cause to believe that the act or failure to act was unlawful.

     This provision does not limit our ability or our stockholders to obtain other relief, such as an injunction or rescission. The Partnership Agreement also provides for our indemnification, as general partner, and our officers and directors to the same extent indemnification is provided to our officers and directors in our Charter, and limits our liability and the liability of our officers and directors to the Operating Partnership and the partners of the Operating Partnership to the same extent liability of our officers and directors to us and our stockholders is limited under our Charter. See "Description of Certain Provisions of the Partnership Agreement of the Operating
Partnership -- Our Exculpation and Indemnification."

     Insofar as the foregoing provisions permit indemnification for liability arising under the Securities Act of directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following summary of certain federal income tax considerations regarding AMB Property Corporation and the common stock we are registering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins. The tax treatment to holders of common stock will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to certain types of stockholders, subject to special treatment under the federal income tax laws except to the extent discussed under the headings "-- Taxation of Tax-Exempt Stockholders" and "-- Taxation of Non-U.S. Stockholders." Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.



     The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. The statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.


     YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF OUR COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH DISPOSITION, ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY


     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1997. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1997. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See
"-- Failure to Qualify."



     The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.



     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:


     First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     Second, we may be subject to the "alternative minimum tax" on our items of tax preference under certain circumstances.

     Third, if we have (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

     Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

     Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

     Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.


     Seventh, if we acquire any asset (a "built-in gain asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the "recognition period") beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the recognition period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will make an election pursuant to IRS Notice 88-19 and the availability or nature of such election is not modified as proposed in President Clinton's Year 2000 Federal Budget Proposal.



     Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:


          (1) that is managed by one or more trustees or directors;

          (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;


          (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;



          (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;


          (5) that is beneficially owned by 100 or more persons;


          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and


          (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.


     The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.


     We believe that we have satisfied each of the above conditions. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in "Description of Capital
Stock -- Restrictions on Ownership and Transfer of Capital Stock." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "-- Failure to Qualify."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.


     Termination of S Status. Prior to its merger into us in connection with our formation transactions, AMB Institutional Realty Advisors, Inc. believed that it validly elected to be taxed as an S corporation and that such election had not been revoked or otherwise terminated (except as provided below). In order to allow us to become a REIT, AMB Institutional Realty Advisors, Inc. revoked its S election shortly before its merger into us. If AMB Institutional Realty Advisors, Inc. was not an S corporation in 1997 (the calendar year in which our formation transactions occurred), we likely would not qualify as a REIT for our taxable year ended December 31, 1997 and perhaps subsequent years. See
"-- Failure to Qualify." In connection with our initial public offering, Latham & Watkins rendered an opinion regarding AMB Institutional Realty Advisors, Inc.'s federal income tax status as an S corporation, which opinion was based upon certain representations made by AMB Institutional Realty Advisors, Inc. as to factual matters and upon the opinion of counsel for certain shareholders of AMB Institutional Realty Advisors, Inc., with respect to matters relating to the tax status of such shareholders.



     Ownership of Interests in Partnerships and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of these items for any partnership in which it owns an interest) are treated as our assets and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below). We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "-- Tax Aspects of the Operating Partnerships and the Joint Ventures." We have direct control of the Operating Partnership and will continue to operate it consistent with the requirements for qualification as a REIT. However, we are a limited partner or non-managing member in certain of our joint ventures. If a joint venture takes or expects to take actions which could jeopardize our status as a REIT or subject us to tax, we may be forced to dispose of our interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the joint venture or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT. We own 100% of the stock of two subsidiaries that are qualified REIT subsidiaries and may acquire stock of one or more new subsidiaries. A corporation will qualify as a qualified REIT subsidiary if 100% of its stock is held by the us. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and such items (as the case may be) of ours for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to our income and assets shall include the income and assets of any qualified REIT subsidiary. A qualified REIT subsidiary will not be subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of our total assets, as described below under "-- Asset Tests."


     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     - the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;


     - the REIT, or an actual or constructive owner of 10% or more of the REIT, must not actually or constructively own 10% or more of the interests in such tenant (a "related party tenant");



     - rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this condition is not met, the portion of rent attributable to personal property will not qualify as "rents from real property"; and



     - the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.



     We generally do not, and do not intend to, receive rent which fails to satisfy any of the conditions set forth above.



     Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the conditions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.



     AMB Investment Management is the sole general partner of, and conducts its operations through, AMB Investment Management Limited Partnership. AMB Investment Management Limited Partnership conducts the asset management business and receives fees (including incentive fees) in exchange for the provision of certain services to asset management clients. In addition, Headlands Realty Corporation may provide certain services in exchange for a fee or derive other income which would not qualify under the REIT gross income tests. Such fees and other income do not accrue to us, but we derive our allocable share of dividend income from the AMB Investment Management, Inc. and Headlands Realty Corporation through our interest in the Operating Partnership. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. The Operating Partnership may provide certain management or administrative services to AMB Investment Management Limited Partnership and Headlands Realty Corporation. The fees derived by the Operating Partnership as a result of the provision of such services will be nonqualifying income to us under both the 95% and 75% REIT income tests. The amount of such dividend and fee income will depend on a number of factors which cannot be determined with certainty, including the level of services provided by AMB Investment Limited Management Partnership, Headlands Realty Corporation and the Operating Partnership. We will monitor the amount of the dividend income from AMB Investment Management, Inc. and Headlands Realty Corporation and the fee income described above, and will take actions intended to keep this income (and any other nonqualifying income) within the limitations of the REIT income tests. However, there can be no assurance that such actions will in all cases prevent us from violating a REIT income test.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:


     - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the sources of our income to our federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "-- Taxation of the Company -- General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

     Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.


     The Operating Partnership owns 100% of the non-voting preferred stock of each of the AMB Investment Management, Inc. and Headlands Realty Corporation and by virtue of its ownership of interests in the Operating Partnership, AMB Property Corporation is considered to own its pro rata share of such stock. See "Structure of the Company." The stock of each of AMB Investment Management, Inc. and Headlands Realty Corporation held by us is not a qualifying real estate asset. The Operating Partnership does not and will not own any of the voting securities of AMB Investment Management, Inc. or Headlands Realty Corporation, and therefore we will not be considered to own more than 10% of the voting securities of either AMB Investment Management, Inc. or Headlands Realty Corporation. In addition, we believe that the value of our pro rata share of the securities of each of AMB Investment Management, Inc. and Headlands Realty Corporation held by the Operating Partnership does not, in either case, exceed 5% of the total value of our assets, and will not exceed such amount in the future. No independent appraisals have been obtained to support this conclusion. There can be no assurance that the IRS will not contend that the value of the securities of one or both of AMB Investment Management, Inc. and Headlands Realty Corporation held by us exceeds the 5% value limitation. The 5% value test must be satisfied not only on the date that we (directly or through the Operating Partnership) acquire securities in the applicable corporation, but also each time we increase our ownership of securities of the corporation, including as a result of increasing our interest in the Operating Partnership. For example, our indirect ownership of securities of AMB Investment Management, Inc. and Headlands Realty Corporation will increase as a result of our capital contributions to the Operating Partnership or as limited partners exercise their redemption/exchange rights. Although we believe that we presently satisfy the 5% value test and plan to take steps to ensure that we satisfy such test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in the Operating Partnership's overall interest in either or both of AMB Investment Management, Inc. and Headlands Realty Corporation.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter (including an increase in our interests in the Operating Partnership), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.



     In connection with recent property acquisitions, we acquired partnership interests and may have inadvertently acquired the voting securities of shell corporations in violation of the 10% asset test at March 31, 1999. However, while no assurance can be given, based on the advice of counsel in the relevant jurisdiction and other factors, we do not believe that we have in fact violated this test or that we would lose our status as a real estate investment trust as a result of this matter.


     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to the sum of 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and 95% of our net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of "REIT taxable income" as described above.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided below, these distributions are taxable to our stockholders (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential -- e.g., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes us, as general partner of the Operating Partnership, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

     We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.


     Earnings and Profits Distribution Requirement. In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation). In connection with our formation transactions, we succeeded to various tax attributes of AMB Institutional Realty Advisors, Inc., AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. (if the mergers of AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. into AMB Institutional Realty Advisors, Inc. (which we refer to as the "private REIT mergers") were treated as tax-free reorganizations under the Internal Revenue Code), including any undistributed C corporation earnings and profits of such corporations. If AMB Institutional Realty Advisors, Inc. qualified as an S corporation for each year in which its activities would have created earnings and profits, and each of AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. qualified as a REIT during its existence and its merger into us was treated as a tax-free reorganization under the Internal Revenue Code, then those corporations would not have any undistributed C corporation earnings and profits. If, however, either AMB Current Income Fund, Inc. or AMB Value Added Fund, Inc. failed to qualify as a REIT throughout the duration of its existence, or AMB Institutional Realty Advisors, Inc. failed to qualify as an S corporation for any year in which its activities would have created earnings and profits, then we would have acquired undistributed C corporation earnings and profits that, if not distributed by us prior to the end of its first taxable year, would prevent us from qualifying as a REIT.



     We believe that each of AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. qualified as a REIT throughout the duration of its existence and that, in any event, neither AMB Current Income Fund, Inc. nor AMB Value Added Fund, Inc. had any undistributed C corporation earnings and profits at the time of the applicable private REIT merger. We believe that AMB Institutional Realty Advisors, Inc. qualified as an S corporation since its 1989 taxable year and that its activities prior to such year did not create any earnings and profits. In addition, in connection with our initial public offering, counsel to AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. rendered opinions with respect to the qualification of those corporations as REITs for federal income tax purposes, and Latham & Watkins rendered an opinion with respect to AMB Institutional Realty Advisors, Inc.'s status as an S corporation for federal income tax purposes. Those opinions were based on certain representations and assumptions. However, the IRS may contend otherwise on a subsequent audit of AMB Institutional Realty Advisors, Inc., AMB Current Income Fund, Inc. or AMB Value Added Fund, Inc.



     Property Transfers. The proceeds from many of the properties transferred to BPP Retail, LLC (see "The Company -- Recent Developments -- BPP Retail, LLC Transactions") will exceed their tax bases, resulting in gains that will be allocable to the partners of the Operating Partnership, including us, in accordance with the terms of the Partnership Agreement. The Operating Partnership currently expects to defer recognition of a substantial portion of these gains by acquiring replacement properties pursuant to the like-kind-exchange provisions of Section 1031 of the Internal Revenue Code. However, there can be no assurance that the Operating Partnership will be able to defer this gain.


     Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the IRS may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiary partnerships (including some or all of the sales to BPP Retail, LLC), are prohibited transactions. We would be subject to the 100% penalty tax on our allocable share of the gains resulting from any such sales.


FAILURE TO QUALIFY


     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief. In addition, President Clinton's Year 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 2000. If enacted, this provision could impose a substantial tax upon our re-election to be taxed as a REIT following a loss of our status as a REIT.



TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE JOINT VENTURES


     General. Substantially all of our investments will be held indirectly through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through joint ventures. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership and joint ventures. See "-- Taxation of the Company."

     Entity Classification. Our interests in the Operating Partnership and the joint ventures involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership or a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or a partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see "-- Taxation of the Company -- Asset Tests" and "-- Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See "-- Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a partnership's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "eligible entity") may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership and each of our joint ventures intend to claim classification as a partnership under the Final Regulations, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.



     Allocations of Operating Partnership Income, Gain, Loss and Deduction. The Partnership Agreement provides for preferred distributions of cash and preferred allocations of income to AMB Property Corporation with respect to its Series A Preferred Units and to the holders of Series B Preferred Units. In addition, to the extent we issue Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock in exchange for AMB Property II Series C Preferred Units, AMB Property II Series D Preferred Units or AMB Property II Series E Preferred Units, respectively, the Operating Partnership will issue Series C Preferred Units, AMB Property II Series D Preferred Units or AMB Property II Series E Preferred Units, respectively, to us and the Partnership Agreement will be amended to provide for similar preferred distributions of cash and preferred allocations of income to us with respect to its Series C Preferred Units, Series D Preferred Units or Series E Preferred Units. As a consequence, we will receive distributions from the Operating Partnership and attributable to its other assets that we would use to pay dividends on shares of Series A Preferred Stock and any shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock issued by us before any other partner in the Operating Partnership (other than a holder of Series B Preferred Units, if such units are not then held by us) receives a distribution. In addition, if necessary, income will be specially allocated to us, and losses will be allocated to the other partners of the Operating Partnership, in amounts necessary to ensure that the balance in our capital account will at all times be equal to or in excess of the amount payable by us on the Series A Preferred Stock and any Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock then issued by us upon liquidation or redemption. As long as we do not hold the Series B Preferred Units, similar preferred distributions and allocations will be made for the benefit of the holders of such units. All remaining items of operating income and loss will be allocated to the holders of common Units in proportion to the number of Units or Performance Units held by each such unitholder. All remaining items of gain or loss relating to the disposition of the Operating Partnership's assets upon liquidation will be allocated first to the partners in the amounts necessary, in general, to equalize AMB Property Corporation's and the limited partners' per unit capital accounts, with any special allocation of gain to the holders of Performance Units being offset by a reduction in the gain allocation to us and unitholders which were Performance Investors. Certain limited partners have agreed to guarantee debt of the Operating Partnership, either directly or indirectly through an agreement to make capital contributions to the Operating Partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of the Operating Partnership to holders of common Units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of the Operating Partnership, which net loss would have otherwise been allocable to us.



     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code.

     Tax Allocations with Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution (a "book-tax difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of the Operating Partnership, additional appreciated property has been contributed to the Operating Partnership in exchange for interests in the Operating Partnership. The Partnership Agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.



     In general, the partners of the Operating Partnership (including us) which contributed assets having an adjusted tax basis less than their fair market value at the time of contribution will be allocated depreciation deductions for tax purposes which are lower than such deductions would have been if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a Book-Tax Difference, all income attributable to such Book-Tax Difference generally will be allocated to such contributing partners. These allocations will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us or other partners to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us or other partners as a result of such sale. Such an allocation might cause us or other partners to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "-- Taxation of the Company -- Requirements for Qualification" and "-- Annual Distribution Requirements."



     Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the Operating Partnership have determined to use the "traditional method" for accounting for Book-Tax Differences for the properties initially contributed to the Operating Partnership and for certain assets contributed subsequently. We and the Operating Partnership have not yet decided what method will be used to account for Book-Tax Differences for properties acquired by the Operating Partnership in the future.



     Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.


TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As used below, the term "U.S. Stockholder" means a holder of shares of common stock who (for United States federal income tax purposes):

     - is a citizen or resident of the United States;

     - is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

     - is an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

     Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock (if any) and then to the common stock.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. This treatment will reduce the adjusted basis which each U.S. Stockholder has in his shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Stockholder's adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion of the manner in which that portion of any dividends designated as capital gain dividends will be allocated among the holders of our preferred stock and common stock, see " -- Description of Capital Stock."

     Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Stockholder of our shares will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

     Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. Stockholder generally would:

     - include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

     - be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Stockholder's long-term capital gains;

     - receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

     - in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

DISPOSITIONS OF COMMON STOCK

     If you are a U.S. Stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long-term capital gain or loss if you have held the common stock for more than one year. However, if you are a U.S. Stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     We report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "-- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS


     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares as "debt financed property" within the meaning of the Code (generally, shares of common stock, the acquisition of which was financed through a borrowing by the tax exempt stockholder) and the shares are not otherwise used in a trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business.


     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.



     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as unrelated business taxable income as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT.


     A REIT will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to certain trusts. As a result of certain limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension held REIT," and, as a result, the tax treatment described above should be inapplicable to our stockholders.

TAXATION OF NON-U.S. STOCKHOLDERS


     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are not U.S. stockholders. In general, Non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. stockholder's country. A Non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, us.



PROPOSED LEGISLATION



     The Clinton Administration's fiscal year 2000 budget proposal, announced February 1, 1999, includes a proposal that would limit a REITs ability to own more than 10% by vote or value of the stock of another corporation. As discussed above under the heading "Taxation of the Company-Asset Tests," a REIT cannot currently own more than 10% of the outstanding voting securities of any one issuer. The budget proposal would allow a REIT to own all or a portion of the voting stock and value of a "taxable REIT subsidiary" provided all of a REIT's taxable REIT subsidiaries do not represent more than 15% of the REIT's total assets. In addition under the budget proposal, a "taxable REIT subsidiary" would not be entitled to deduct any interest on debt funded directly or indirectly by the REIT. The budget proposal, if enacted in its current form, may require that we restructure our interest in AMB Investment Management, Inc. and Headlands Realty Corporation because we currently own more than 10% of the value of these subsidiaries and because we have loaned funds to one of them. The budget proposal, if enacted in its current form, would be effective after the date of its enactment and would provide transition rules to allow corporations, like AMB Investment Management, Inc. and Headlands Realty Corporation to convert into "taxable REIT subsidiaries" tax-free.



     Proposals that are similar to the Clinton Administration's fiscal year 2000 budget proposal have been introduced in both the House of Representatives and the Senate as part of a number of legislative proposals. Several of these proposals have been approved by the House of Representatives and the Senate, but as of November 24, 1999, none have yet been enacted into law. As with the Clinton budget proposal, the bills introduced in the House of Representatives and in the Senate would prohibit the ownership by a REIT of more than 10%, by vote or value, of the securities of another corporation, but would likewise permit a REIT to own all or a portion of the voting securities and value of a taxable REIT subsidiary. However, the provisions of these proposed bills are less restrictive than the Clinton budget proposal in many respects. For example,


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


instead of limiting the value of a REIT's taxable REIT subsidiaries to 15% of the REIT's total assets, under certain of the bills, a REIT's ownership of taxable REIT subsidiaries would be limited to 20% of the REIT's total assets. Additionally, unlike the Clinton budget proposal, these proposed bills would permit the deduction by a taxable REIT subsidiary of interest on debt funded directly or indirectly by the REIT, subject only to rules regarding the subsidiary's debt to equity ratio and the amount of this interest expense. The proposed bills also propose changes to the REIT provisions of the Internal Revenue Code which are not discussed in the Clinton budget proposal. Most notably, they would reduce the REIT distribution requirements from 95% to 90% of a REIT's taxable income. As with the Clinton proposal, the bills introduced in the House of Representatives and the Senate provide transitional rules which would allow a REIT to convert its "non-controlled" subsidiaries into "taxable REIT subsidiaries" tax-free.



     As of November 24, 1999, it is uncertain whether any proposal regarding REIT subsidiaries, including the Clinton budget proposal, will be enacted, or if enacted, what the terms of such proposal, including its effective date, will be.


OTHER TAX CONSEQUENCES

     We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

                              ERISA CONSIDERATIONS


     The following is a summary of material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended ("ERISA") and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser (including a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account (collectively, an "IRA")). This discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to state law requirements) in light of their particular circumstances.


     A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA,
SECTION 4975 OF THE INTERNAL REVENUE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF COMMON STOCK BY SUCH PLAN OR IRA. Plans should also consider the entire discussion under the heading "Certain Federal Income Tax Considerations," as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

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

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

     Each fiduciary of an employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in shares of common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that

     - an ERISA Plan make investments that are prudent and in the best interests of the ERISA Plan, its participants and beneficiaries;

     - an ERISA Plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA Plan not to do so;

     - an ERISA Plan's investments are authorized under ERISA and the terms of the governing documents of the ERISA Plan; and

     - the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA.


     In determining whether an investment in shares of common stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described under "Business Risks" under Item 5 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, which is incorporated by reference into this prospectus, as updated by our subsequent Exchange Act filings, and other similar statements contained in this prospectus.



     The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan (if no election has been made under Section 410(d) of the Internal Revenue Code) or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Internal Revenue Code and permitted under applicable state law.


STATUS OF THE COMPANY UNDER ERISA


     A prohibited transaction may occur if our assets are deemed to be assets of the investing ERISA Plans and disqualified persons deal with such assets. In certain circumstances where an ERISA Plan holds an interest in an entity, the assets of the entity are deemed to be ERISA Plan assets (the "look-through rule"). Under those circumstances, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA Plan fiduciary. ERISA Plan assets are not defined in ERISA or the Internal Revenue Code, but the United States Department of Labor has issued regulations, effective March 13, 1987, that outline the circumstances under which an ERISA Plan's interest in an entity will be subject to the look-through rule.



     The Department of Labor regulations apply only to the purchase by an ERISA Plan of an "equity interest" in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities." The Department of Labor regulations also provide exceptions to the look-through rule for equity interests in certain types of entities, including any entity which qualifies as either a "real estate operating company" or a "venture capital operating company".

     Under the Department of Labor regulations, a "publicly-offered security" is a security that is:

     - freely transferable;

     - part of a class of securities that is widely-held; and

     - either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

     Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable. A class of securities is considered "widely-held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.


     Under the Department of Labor regulations, a real estate operating company is defined as an entity which on certain testing dates has at least 50% of its assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities and which, in the ordinary course of its business, is engaged directly in real estate management or development activities. A venture capital operating company is defined as an entity which on certain testing dates has at least 50% of its assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, invested in one or more operating companies with respect to which the entity has management rights and which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.



     We expect that the shares of our common stock offered in this prospectus will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the common stock should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholders regarding volume limitations. Second, we expect the common stock to be held by 100 or more investors and we expect that at least 100 or more of these investors will be independent of us and of one another. Third, the shares of common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act. In addition, we have obtained management rights with respect to the Operating Partnership and conduct our affairs in such a manner that we will qualify as either a real estate operating company or venture capital operating company under the Department of Labor regulations. Accordingly, we believe that if an ERISA Plan purchases the common stock, our assets should not be deemed to be ERISA Plan assets and, therefore, that any person who exercises authority or control with respect to our assets should not be an ERISA Plan fiduciary.


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                              SELLING STOCKHOLDERS


     "Selling stockholders" are those persons who may receive shares of our common stock registered pursuant to this registration statement upon exchange of common limited partnership units of the Operating Partnership. The following table provides the names of the selling stockholders, the maximum number of shares of common stock issuable to each of the selling stockholders in the exchange and the aggregate number of shares of common stock that will be owned by the selling stockholders after the exchange. The number of shares on the following table represents the number of shares of common stock into which limited partnership units of the Operating Partnership held by the person are exchangeable. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that each selling stockholder will own upon completion of the offering to which this prospectus relates.



     Edgar M. Thrift, Jr., Preston Butcher, Gary J. Rossi and Stuart L. Leeder have informed us that they have granted Lincoln Partners Agency Corporation a security interest in their limited partnership units in the Operating Partnership and shares of our common stock issuable upon exchange listed below. If any of those selling stockholders defaults in his obligations to Lincoln Partners Agency Corporation pursuant to the security agreement, Lincoln Partners Agency Corporation may take possession of that selling stockholder's units and the shares of common stock issuable upon exchange. Lincoln Partners Agency Corporation would then become a selling stockholder under this prospectus.


     The selling stockholders named below may from time to time offer the shares of common stock offered by this prospectus:


                                                               MAXIMUM
                                                              NUMBER OF
                                                              SHARES OF        AGGREGATE
                                                               COMMON          NUMBER OF      PERCENTAGE OF
                                                                STOCK          SHARES OF       OUTSTANDING
                                            SHARES OF      ISSUABLE IN THE    COMMON STOCK     COMMON STOCK
                                          COMMON STOCK      EXCHANGE AND         OWNED            OWNED
                                         OWNED PRIOR TO     AVAILABLE FOR    FOLLOWING THE    FOLLOWING THE
                 NAME                    THE EXCHANGE(A)       RESALE        EXCHANGE(1)(2)   EXCHANGE(1)(2)
                 ----                    ---------------   ---------------   --------------   --------------
Mack Pogue(3)..........................         --               4,199            4,199
Edgar M. Thrift, Jr. ..................         --              85,261           85,261              *
Preston Butcher........................         --             277,830          277,830              *
Gary J. Rossi..........................         --               4,798            4,798              *
Stuart L. Leeder.......................         --               1,984            1,984              *
Mack Pogue Inc. .......................         --             215,547          215,547              *
Edward D. O'Brien......................        500              31,599           32,099              *
David Brent Pogue......................         --              57,366           57,366              *
                                                               -------          -------
          Total........................                        678,584          679,084            0.8%
                                                               =======          =======


---------------

(1) Based on information available to us as of November 1, 1999.



(2) Assumes the selling stockholders exchange all of their limited partnership units in the Operating Partnership for shares of common stock. Also assumes that no transactions with respect to common stock or limited partnership units occur other than the exchange.



(3) Mack Pogue may be deemed to beneficially own the limited partnership units held by Mack Pogue Inc. and any shares of common stock issued in exchange for those units.


 *  Less than 1%.


     The selling stockholders received the limited partnership units listed in the table above in connection with the distribution of the units by Lincoln Property Company No. 238 Limited Partnership, Lincoln Property Company No. 287, Ltd., Lincoln Property Company No. 355, Ltd., Lincoln Property Company No. 440, Ltd. and Lincoln Property Company No. 1179 to certain of their partners in private placement transactions. Those partnerships received the units in connection with our purchase of properties from them. Various affiliates of the selling stockholders provide us with property management, leasing and development services, for which we pay customary compensation, in connection with certain of our properties. Additionally, an affiliate of Edgar M. Thrift, Jr., Preston Butcher, Gary J. Rossi, and Stuart L. Leeder is a member of a limited liability company in which the Operating Partnership is also a member and through which we own properties. Prior to our purchase of the properties, one of our Managing Directors was a limited partner of each of the partnerships which distributed the limited partnership units to the selling stockholders. One of our Vice Presidents was formerly a limited partner of one of the partnerships which distributed the limited partnership units to the selling stockholders.


                              PLAN OF DISTRIBUTION


     This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 678,584 shares of common stock that we may issue to those selling stockholders upon exchange of their common Units.


     We are registering the shares of common stock to provide the selling stockholders with freely tradeable securities, but the registration of these shares does not necessarily mean that we will issue any of these shares to the selling stockholders or that the selling stockholders will offer or sell the shares.

     We will not receive any proceeds from the issuance of the shares of common stock to the selling stockholders or from the sale of the shares by the selling stockholders, but we have agreed to pay certain expenses of the registration of the shares. The selling stockholders may from time to time sell the shares directly to purchasers. Alternatively, the selling stockholders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and for the purchasers of the shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.


     In connection with distribution of the shares of common stock covered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short and deliver the common stock to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders may transfer the units or shares to a donee and any donee would become a selling stockholder under this prospectus. The selling stockholders also may loan or pledge the units or shares. If a selling stockholder defaults on an obligation secured by the units or shares, the pledgee could obtain ownership of them and would then become a selling stockholder under this prospectus.


                                 LEGAL MATTERS

     Ballard, Spahr, Andrews & Ingersoll, LLP, Baltimore, Maryland will issue an opinion to us regarding certain matters of Maryland law. Latham & Watkins will issue an opinion to us regarding certain tax matters described under "Certain Federal Income Tax Considerations."

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses incurred by the Registrant in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee......................................  $  4,000
NYSE Listing Fee..........................................  $    581
Printing and Engraving Expenses...........................  $100,000
Legal Fees and Expenses...................................  $ 40,000
Accounting and Fees and Expenses..........................  $ 10,000
Miscellaneous.............................................  $  5,419
                                                            --------
          Total...........................................  $160,000
                                                            ========


     All of the costs identified above will be paid for by us.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director's or officer's official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.



     In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.



     Our Charter and Bylaws provide in effect for the indemnification by us of our directors and officers to the fullest extent permitted by applicable law. We have purchased directors' and officers' liability insurance for the benefit of our directors and officers.



     We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER                           EXHIBIT INDEX
-------                          -------------
   4.1    Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration
          Statement on Form S-11 (No. 333-35915)).
   4.2    Articles Supplementary establishing and fixing the rights
          and preferences of the 8 1/2% Series A Cumulative Redeemable
          Preferred Stock (incorporated by reference to Exhibit 3.4(4)
          of our Quarterly Report on Form 10-Q for the quarterly
          period ended June 30, 1998).

   4.3    Certificate of Correction of the Registrant's Articles
          Supplementary establishing and fixing the rights and preferences of the 8 1/2% Series A Cumulative Redeemable
          Preferred Stock (incorporated by reference to Exhibit 3.2 of our Annual Report on Form 10-K for the year ended December
          31, 1998).

   4.4 Articles Supplementary establishing and fixing the rights and preferences of the 8 5/8% Series B Cumulative Redeemable
          Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's current report on Form 8-K filed on January
          7, 1999).

   4.5 Articles Supplementary establishing and fixing the rights and preferences of the 8.75% Series C Cumulative Redeemable
          Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant's current report on Form 8-K filed on January
          7, 1999).

   4.6    First Amended and Restated Bylaws of the Registrant
          (incorporated by reference to Exhibit 3.5 of the Registrant's Annual Report for the year ended December 31,
          1998).

   4.7 Specimen common stock certificate (incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement on
          Form S-11 (No. 333-35915)).

   4.8 Indenture dated as of June 30, 1998 by and among the Operating Partnership, AMB Property Corporation and State
          Street Bank and Trust Company of California, N.A., as trustee (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-11 (No.
          333-49163)).

   4.9 First Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, AMB Property
          Corporation and State Street Bank and Trust Company of
          California, N.A., as trustee (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-11 (No.
          333-49163)).

   4.10 Second Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, AMB Property
          Corporation and State Street Bank and Trust Company of
          California, N.A., as trustee (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-11 (No.
          333-49163)).

   4.11 Third Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, AMB Property
          Corporation and State Street Bank and Trust Company of
          California, N.A., as trustee (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-11 (No.
          333-49163)).

   4.12   Specimen of 7.10% Notes due 2008 (included in the First
          Supplemental Indenture incorporated by reference as Exhibit
          4.2 to our Registration Statement on Form S-11 (No.
          333-49163)).

   4.13   Specimen of 7.50% Notes due 2018 (included in the Second
          Supplemental Indenture incorporated by reference as Exhibit
          4.3 to our Registration Statement on Form S-11 (No.
          333-49163)).

   4.14 Specimen of 6.90% Reset Put Securities due 2015 (included in the Third Supplemental Indenture incorporated by reference as Exhibit 4.4 to our Registration Statement on Form S-11
          (No. 333-49163)).

  *5.1 Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP regarding the validity of the common stock being registered.

EXHIBIT
NUMBER                           EXHIBIT INDEX
-------                          -------------
  *8.1    Opinion of Latham & Watkins regarding certain federal income tax matters.

  23.1    Consent of Arthur Andersen, LLP.

 *23.2    Consent of Ballard, Spahr, Andrews & Ingersoll, LLP
          (included in Exhibit 5.1).

 *23.3    Consent of Latham & Watkins (included in Exhibit 8.1).

 *24.1    Power of Attorney.


---------------


* Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Francisco, State of California, on the 23rd day of November, 1999.


                                          AMB PROPERTY CORPORATION


                                          By:      /s/ DAVID S. FRIES

                                            ------------------------------------

                                                       David S. Fries


                                               Chief Administrative Officer,
                                                      Managing Director,


                                               Secretary and General Counsel



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                         *                             Chairman of the Board and     November 23, 1999
---------------------------------------------------             Director
                  T. Robert Burke
                         *                             President, Chief Executive    November 23, 1999
---------------------------------------------------       Officer and Director
                 Hamid R. Moghadam                   (Principal Executive Officer)

                         *                               Chairman of Investment      November 23, 1999
---------------------------------------------------      Committee and Director
                 Douglas D. Abbey

                         *                             Senior Vice President and     November 23, 1999
---------------------------------------------------     Chief Financial Officer
                  Michael A. Coke                     (Principal Financial Officer
                                                        and Principal Accounting
                                                                Officer)

                         *                                      Director             November 23, 1999
---------------------------------------------------
                Daniel H. Case, III

                         *                                      Director             November 23, 1999
---------------------------------------------------
            Robert H. Edelstein, Ph.D.

                                                                Director
---------------------------------------------------
                  Lynn M. Sedway

                         *                                      Director             November 23, 1999
---------------------------------------------------
             Jeffrey L. Skelton, Ph.D.

                         *                                      Director             November 23, 1999
---------------------------------------------------
                 Thomas W. Tusher

                         *                                      Director             November 23, 1999
---------------------------------------------------
                 Caryl B. Welborn

              *By: /s/ DAVID S. FRIES
   ---------------------------------------------
                  David S. Fries
                 Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT                            EXHIBIT
NUMBER                              INDEX
-------                            -------
 4.1     Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration
         Statement on Form S-11 (No. 333-35915)).
 4.2     Articles Supplementary establishing and fixing the rights
         and preferences of the 8 1/2% Series A Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.4(4)
         of our Quarterly Report on Form 10-Q for the quarterly
         period ended June 30, 1998).
 4.3     Certificate of Correction of the Registrant's Articles
         Supplementary establishing and fixing the rights and
         preferences of the 8 1/2% Series A Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.2 of our Annual Report on Form 10-K for the year ended December
         31, 1998).
 4.4     Articles Supplementary establishing and fixing the rights
         and preferences of the 8 5/8% Series B Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's current report on Form 8-K filed on January
         7, 1999).
 4.5     Articles Supplementary establishing and fixing the rights
         and preferences of the 8.75% Series C Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant's current report on Form 8-K filed on January
         7, 1999).
 4.6     First Amended and Restated Bylaws of the Registrant
         (incorporated by reference to Exhibit 3.5 the Registrant's
         Annual Report for the year ended December 31, 1998).
 4.7     Specimen common stock certificate (incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement on
         Form S-11 (No. 333-35915)).
 4.8     Indenture dated as of June 30, 1998 by and among the
         Operating Partnership, AMB Property Corporation and State
         Street Bank and Trust Company of California, N.A., as
         trustee (incorporated by reference to Exhibit 4.1 of the
         Registrant's Registration Statement on Form S-11 (No.
         333-49163)).
 4.9     First Supplemental Indenture dated as of June 30, 1998 by
         and among the Operating Partnership, AMB Property
         Corporation and State Street Bank and Trust Company of
         California, N.A., as trustee (incorporated by reference to
         Exhibit 4.2 to our Registration Statement on Form S-11 (No.
         333-49163)).
 4.10    Second Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, AMB Property
         Corporation and State Street Bank and Trust Company of
         California, N.A., as trustee (incorporated by reference to
         Exhibit 4.3 to our Registration Statement on Form S-11 (No.
         333-49163)).
 4.11    Third Supplemental Indenture dated as of June 30, 1998 by
         and among the Operating Partnership, AMB Property
         Corporation and State Street Bank and Trust Company of
         California, N.A., as trustee (incorporated by reference to
         Exhibit 4.4 to our Registration Statement on Form S-11 (No.
         333-49163)).
 4.12    Specimen of 7.10% Notes due 2008 (included in the First
         Supplemental Indenture incorporated by reference as Exhibit
         4.2 to our Registration Statement on Form S-11 (No.
         333-49163)).
 4.13    Specimen of 7.50% Notes due 2018 (included in the Second
         Supplemental Indenture incorporated by reference as Exhibit
         4.3 to our Registration Statement on Form S-11 (No.
         333-49163)).
 4.14    Specimen of 6.90% Reset Put Securities due 2015 (included in the Third Supplemental Indenture incorporated by reference as Exhibit 4.4 to our Registration Statement on Form S-11
         (No. 333-49163)).

EXHIBIT                            EXHIBIT
NUMBER                              INDEX
-------                            -------
 *5.1    Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP
         regarding the validity of the common stock being registered.
 *8.1    Opinion of Latham & Watkins regarding certain federal income tax matters.
 23.1    Consent of Arthur Andersen, LLP.
*23.2    Consent of Ballard, Spahr, Andrews & Ingersoll, LLP
         (included in Exhibit 5.1).
*23.3    Consent of Latham & Watkins (included in Exhibit 8.1).
*24.1    Power of Attorney.


---------------


* Previously filed.